AGREEMENT FOR SALE AND PURCHASE

                     OF

                 ASSETS OF

               LSPI FIBER CO.


                    AND


                  STOCK OF

    SUPERIOR RECYCLED FIBER CORPORATION

TABLE OF CONTENTS

                                         Page

1.  Definitions. . . . . . . . . . . . . .  1
2.  Purchase and Sale Transaction. . . . .  6
     (a)  Purchase of Assets . . . . . . .  6
     (b)  Assumed Liabilities and Obligations  6
     (c)  Purchase of Stock. . . . . . . .  6
3.  Purchase Price . . . . . . . . . . . .  6
4.  Payment. . . . . . . . . . . . . . . .  7
5.  Assumption of Liabilities. . . . . . .  8
6.  Closing. . . . . . . . . . . . . . . .  9
7.  Parents' Representations, Warranties and
     Covenants . . . . . . . . . . . . . .  9
     (a)  Organization and Authority of Seller  9
     (b)  Valid and Enforceable Agreement.  9
     (c)  Organization of Subsidiaries . . 10
     (d)  Financial Statements . . . . . . 11
     (e)  No Material Change . . . . . . . 11
     (f)  Leases . . . . . . . . . . . . . 12
     (g)  Title to Personal Property . . . 12
     (h)  Real Estate. . . . . . . . . . . 12
     (i)  Plant and Equipment. . . . . . . 14
     (j)  Intellectual Property. . . . . . 14
     (k)  Employee Matters . . . . . . . . 14
     (l)  Litigation . . . . . . . . . . . 14
     (m)  Compliance with Laws . . . . . . 14
     (n)  Material Contracts . . . . . . . 15
     (o)  Licenses and Permits . . . . . . 15
     (p)  Insurance. . . . . . . . . . . . 15
     (q)  Liabilities to PBGC or Multiemployer
          or Multiple Employer Plans . . . 15
     (r)  Transactions with Related Parties 15
     (s)  Bank Accounts. . . . . . . . . . 16
     (t)  Tax Matters. . . . . . . . . . . 16
     (u)  Accounts Receivable. . . . . . . 18
     (v)  Inventory. . . . . . . . . . . . 18
     (w)  Motor Vehicles . . . . . . . . . 19
     (x)  Product Warranty . . . . . . . . 19
8.  Buyer's Representations and Warranties 19
     (a)  Organization . . . . . . . . . . 19
     (b)  Authority. . . . . . . . . . . . 19
     (c)  Valid and Enforceable Agreement. 19
     (d)  No Insolvency. . . . . . . . . . 20
     (e)  Financial Statements . . . . . . 20
     (f)  Investment Intent. . . . . . . . 20
9.  Actions Pending Closing. . . . . . . . 20
     (a)  Operations . . . . . . . . . . . 20
     (b)  Access to Records. . . . . . . . 21
     (c)  Access to Facilities . . . . . . 21
     (d)  Hart-Scott-Rodino Filings. . . . 21
     (e)  Notice of Developments . . . . . 21
     (f)  SRFI Restrictions. . . . . . . . 22
     (g)  Best Efforts . . . . . . . . . . 22
10.  Conditions Precedent to Obligations of
     Buyer . . . . . . . . . . . . . . . . 22
     (a)  No Errors; Performance of Obligations 22
     (b)  Officer's Certificates . . . . . 22
     (c)  Certified Copy of Resolutions. . 22
     (d)  Opinion of Sellers' and Parent's
          Counsel. . . . . . . . . . . . . 22
     (e)  Injunctions. . . . . . . . . . . 23
     (f)  Clayton Act Matters. . . . . . . 23
     (g)  Environmental Matters. . . . . . 23
     (h)  SRFI Restrictions. . . . . . . . 23
     (i)  Consents . . . . . . . . . . . . 24
     (j)  Financing. . . . . . . . . . . . 24
     (k)  FIRPTA Certificate . . . . . . . 24
     (l)  Assignments of Contracts . . . . 24
     (m)  Purchase of LSPI and Niagara Paper 24
     (n)  Real Estate Consents . . . . . . 24
     (o)  Title Insurance and Surveys. . . 24
     (p)  Note Purchase Agreement. . . . . 26
     (q)  Other Matters. . . . . . . . . . 26
11.  Conditions Precedent to Obligations of
     Sellers . . . . . . . . . . . . . . . 26
     (a)  No Errors; Performance of Obligations 26
     (b)  Officer's Certificate. . . . . . 26
     (c)  Certified Copy of Resolutions. . 27
     (d)  Opinion of Buyer's Counsel . . . 27
     (e)  Injunctions. . . . . . . . . . . 27
     (f)  Clayton Act Matters. . . . . . . 27
     (g)  Financing. . . . . . . . . . . . 27
     (h)  Purchase of LSPI and Niagara Paper 27
     (i)  Note Purchase Agreement. . . . . 27
     (j)  Other Matters. . . . . . . . . . 27
12.  Broker. . . . . . . . . . . . . . . . 28
13.  [Intentionally Left Blank]. . . . . . 28
14.  Confidential Information. . . . . . . 28
15.  Indemnification . . . . . . . . . . . 29
16.  [Intentionally left blank]. . . . . . 31
17.  Expenses. . . . . . . . . . . . . . . 31
18.  Environmental Matters . . . . . . . . 31
     (a)  Warranty . . . . . . . . . . . . 31
     (b)  Indemnity. . . . . . . . . . . . 33
     (c)  Special Provisions . . . . . . . 33
     (d)  Exclusive Remedy . . . . . . . . 34
     (e)  Inspection of Books and Records. 34
19.  Termination of Agreement. . . . . . . 35
20.  Announcements . . . . . . . . . . . . 35
21.  Records . . . . . . . . . . . . . . . 35
22.  Assistance after Closing. . . . . . . 36
23.  Tax Matters; Payment of Taxes . . . . 36
     (a)  Tax Returns. . . . . . . . . . . 36
     (b)  Apportionment of Income. . . . . 36
     (c)  Allocation of Taxes. . . . . . . 36
     (d)  Indemnity. . . . . . . . . . . . 37
     (e)  Post-Closing Elections . . . . . 38
     (f)  Control of Contest . . . . . . . 38
     (g)  General. . . . . . . . . . . . . 38
     (h)  Sales and Transfer Taxes . . . . 38
     (i)  Tax Effective Time . . . . . . . 38
     (j)  Survival . . . . . . . . . . . . 39
     (k)  Tax Agreements . . . . . . . . . 39
24.  Section 338(h)(10) Election . . . . . 39
25.  Limitations on Liability. . . . . . . 40
26.  Amendment and Waiver. . . . . . . . . 41
27.  Notices . . . . . . . . . . . . . . . 41
28.  Parties in Interest . . . . . . . . . 43
29.  Further Assurances. . . . . . . . . . 43
30.  No Waivers. . . . . . . . . . . . . . 43
31.  Governing Law . . . . . . . . . . . . 43
32.  Severability. . . . . . . . . . . . . 43
33.  Miscellaneous . . . . . . . . . . . . 43

     THIS AGREEMENT is made and entered into as of the 8th day of May, 1995 by and among Pentair, Inc., a Minnesota corporation ("Pentair"), Minnesota Power &
Light Company, a Minnesota corporation ("Minnesota
Power"), Synertec, Inc., a Minnesota Corporation
("Synertec"), LSPI Fiber Co., a joint venture organized under the general partnership laws of the state of Minnesota ("LSPI Fiber"), and Consolidated
Papers, Inc., a Wisconsin corporation ("Buyer").

     WHEREAS, Pentair is the owner of all of the issued and outstanding capital stock of Duluth
Holdings (Paper) Corp., a Minnesota corporation
("Duluth Holdings") which owns all of the issued and outstanding stock of Pentair Duluth Pulp Corp., a Minnesota corporation ("Pentair Duluth Pulp"); and

     WHEREAS, Minnesota Power is the owner of all of the issued and outstanding capital stock of Minnesota
Pulp Incorporated, a Minnesota corporation ("Minnesota
Pulp"), which owns all of the issued and outstanding stock of Minnesota Pulp Incorporated II, a Minnesota corporation ("Minnesota Pulp II"); and

     WHEREAS, Pentair Duluth Pulp and Minnesota Pulp
II each own a 50% equity interest in LSPI Fiber; and

     WHEREAS, Minnesota Power is the owner of all of the issued and outstanding stock of Synertec which owns all of the issued and outstanding capital stock of Superior Recycled Fiber Corporation, a Minnesota corporation ("SRFC"); and

     WHEREAS, LSPI Fiber owns a 24% equity interest, and SRFC owns a 76% equity interest, in Superior
Recycled Fiber Industries, a joint venture organized under the general partnership laws of the state of Minnesota ("SRFI"); and

     WHEREAS, Synertec and LSPI Fiber (collectively,
"Sellers") desire to sell and Buyer desires to purchase from Sellers all of the issued and outstanding capital stock of SRFC and all of the assets of LSPI Fiber in accordance with the terms and provisions of this Agreement;

     NOW, THEREFORE, in consideration of the
foregoing premises and of the mutual covenants and conditions herein contained, the parties agree as follows:

     1. Definitions. The terms below shall have the following meanings under this Agreement unless the context clearly requires otherwise:

     (a)  "Affiliates" means Duluth Holdings and
Pentair Duluth Pulp, in the case of Pentair; and Minnesota Pulp, Minnesota Pulp II, Synertec and SRFC, in the case of Minnesota Power; and all of the foregoing, in the case of Pentair and Minnesota Power.

     (b) "Allocations" shall have the meaning set forth in Section 24(b).

     (c) "Assumed Liabilities and Obligations" means the liabilities set forth in Section 2(b).

     (d) "CERCLA" shall have the meaning set forth in Section 18(a)(iii).

     (e) "Clayton Act" means 15 U.S.C. section 12, et seq., as amended, and the rules and regulations promulgated thereunder from time to time.

     (f) "Closing" means the actual transfer of the Purchased Interests, the delivery of documents providing for the assumption of the Assumed
Liabilities and Obligations, and the exchange and delivery by the parties of the other documents and instruments contemplated by this Agreement.

     (g) "Closing Date" means June 30, 1995, or such later month end date as mutually agreed upon by the parties.

     (h)  "Code" means the Internal Revenue Code of
1986, as amended.

     (i) "Commitments" shall have the meaning set forth in Section 10(o)(i).

     (j)  "Confidential Information" means all
information designated as "Evaluation Material" in the confidentiality letter agreement dated August 26, 1994 between Buyer and CS First Boston Corp., acting as agent for Pentair and in the confidentiality letter agreement dated January 9, 1995 between Buyer and PaineWebber Incorporated, acting as agent for Minnesota Power, copies of which are attached as
Schedule 1(j).

     (k) "Election" shall have the meaning set forth in Section 24.

     (l) "Election Form" shall have the meaning set forth in Section 24(c).

     (m)  "Environmental Cleanup" shall have the
meaning set forth in Section 18(c)(iii).

     (n) "Environmental Laws" means federal, state, regional, county and local laws, statutes, rules, regulations and ordinances and common law requirements as of the Closing Date relating to the environment, including, without limitation, those relating to the public health or safety aspects thereof, or to nuisance, trespasses, releases, discharges, emissions or disposals to air, water, land or groundwater, to the withdrawal or use of groundwater, to the use, handling or disposal of polychlorinated biphenyls
(PCB's), asbestos or urea formaldehyde, to the treatment, storage, disposal or management of Hazardous Material (including, without limitation, petroleum, its derivatives, by-products or other hydrocarbons), to exposure to toxic, hazardous or other controlled, prohibited or regulated substances, to the transportation, storage, disposal, management or release of gaseous or liquid substances, and any regulation, order, injunction, judgment, declaration, notice or demand issued thereunder.

     (o) "GAAP" means generally accepted accounting principles consistently applied and maintained throughout the period indicated and consistent with prior financial practice of LSPI Fiber, SRFC, SRFI, Pentair or Minnesota Power (and their respective
Affiliates), as the case may be.

     (p)  [Intentionally left blank]

     (q) "Hazardous Material" means and includes (a) petroleum or petroleum products, including crude oil,
(b) any asbestos insulation or other material composed of or containing asbestos, and (c) any hazardous, toxic or dangerous waste, substance or material defined as such in (or for purposes of) the Comprehensive Environmental Response, Compensation and
Liability Act, as amended, any so-called state or local "Superfund" or "Superlien" law, Section 115B.02 of the Minnesota Statutes, or any other Environmental
Laws.

     (r)  "Indemnitee" shall have the meaning set
forth in Section 15(e).

     (s)  "Indemnitor" shall have the meaning set
forth in Section 15(e).

     (t) "Intellectual Property" means all patents, utility patents and design patents and registrations therefor, trademarks, trade names, trademark rights and trademark registrations, copyrights and licenses listed on Schedule 1(t) attached, as well as all technical documentation reflecting engineering and production data, design data, plans, specifications, drawings, technology, know-how, trade secrets, software (whether owned or licensed), manufacturing processes and all documentary evidence thereof relating to the SRFI Group and its business.

     (u)  "Knowledge" of Sellers or the "best
knowledge" of Sellers when modifying any representation or warranty shall mean that: (i) no officer or other manager, reporting directly to the President of any of Sellers or the Parents (who are involved in or responsible for operations of the SRFI
Group or the LSPI Group); and (ii) no officer or other manager of any member of the SRFI Group and the LSPI
Group, including the chief financial officer and the manager of environmental affairs, if any, of Sellers, the Parents or of any member of the SRFI Group or the LSPI Group, has any knowledge that such representation and warranty is not true and correct to the same extent as provided therein and that:

          (i)  Sellers, the Parents and each
     member of the SRFI Group has exercised due diligence and has made appropriate investigations and inquiries of the officers and business records of each of Sellers, the Parents, the SRFI Group and the LSPI Group; and

          (ii)  nothing has come to the
     attention of Sellers, the Parents or of
     any member of the SRFI Group in the course of such investigation and review or otherwise which would reasonably cause such party, in the exercise of due diligence, to believe that such representation and warranty is not true and correct.

Such terms shall have a cognate meaning as applied to Buyer.

     (v)  "LSPI Group" means Pentair Duluth Corp., a
Minnesota corporation, Minnesota Paper Incorporated, a
Minnesota corporation and Lake Superior Paper
Industries, a joint venture organized under the general partnership laws of the state of Minnesota.

     (w)  "LSPI Supply Contract" means the Pulp
Supply Agreement dated as of August 9, 1993, between
LSPI Fiber and Lake Superior Paper Industries, a joint venture organized under the general partnership laws of the state of Minnesota.

     (x)  "MADSP" shall have the meaning set forth in
Section 24(b).

     (y) "Material Contracts" means those contracts and arrangements listed on Schedule 7(n).

     (z) "Net Book Value" means the sum of: (i) with respect to LSPI Fiber, the difference between (x) the Purchased Assets less (y) all of the liabilities of LSPI Fiber set forth on the balance sheet of LSPI
Fiber as of December 31, 1994 or the Closing Date, as appropriate; and (ii) with respect to the Stock, the difference between (x) the assets of SRFC (including therein, its investments in the net assets of SRFI) less (y) all liabilities of SRFC excluding current income tax accruals, deferred tax accruals, and subordinated and other debt, whether current or long-term, owing to Sellers, Parents, or Affiliates, all as reflected on the balance sheet of SRFC as of December 31, 1994 or the Closing Date, as appropriate.

     (aa)  "1933 Act" shall have the meaning set
forth in Section 8(f).

     (bb)  "Note Purchase Agreement" means the Note
Purchase Agreement between SRFC, SRFI and New York
Life Insurance Company dated as of December 30, 1993, as amended and all of the Security Documents collateral thereto, as defined in the Note Purchase
Agreement.

     (cc) "Owned Real Estate" shall have the meaning set forth in Section 7(h)(i).

     (dd) "Parents" shall mean both of Pentair and Minnesota Power and "Parent" shall mean any one of them.

     (ee)  "Permitted Exceptions" shall have the
meaning set forth in Section 10(o)(i).

     (ff) "Purchased Assets" shall have the meaning set forth in Section 2(a).

     (gg) "Purchased Interests" means the Stock and the Purchased Assets.

     (hh)  "Real Estate" means all real property,
whether owned, under contract to purchase, or leased by the SRFI Group, including all land, buildings, structures, easements, appurtenances and privileges relating thereto, and all leaseholds, leasehold improvements, fixtures and other appurtenances and options, including options to purchase and renew, or other rights thereunder, used or intended for use in connection with the business of the SRFI Group.

     (ii) "Report" shall have the meaning set forth in Section 24(b).

     (jj)  "Return(s)" means any return (including
any consolidated or combined return), report, claim for refund, information return or statement, relating to any Tax, including any schedule or attachment thereto.

     (kk) "SRFI Group" means all of LSPI Fiber, SRFC and SRFI.

     (ll)  "SRFI Group Financial Statements" means
(i) the audited financial statements (for the year ended December 31, 1994) of SRFI and SRFC, (ii) the unaudited financial statements (for the year ended
December 31, 1993) of SRFI and SRFC, (iii) the unaudited internal financial statements of the other members of the SRFI Group for the fiscal years ended
December 31, 1993 and 1994, (iv) the combined unaudited balance sheet for the fiscal year ended
December 31, 1994 reflecting the assets and liabilities of each member of the SRFI Group as of those dates, with all applicable adjustments and eliminations and as combined, and (v) the combined unaudited income statement for the year ended December
31, 1994 reflecting all items of income and expense for each member of the SRFI Group, with all applicable adjustments and eliminations and as combined.

     (mm)  "SRFI Pledges" means the pledges by LSPI
Fiber and all of the Affiliates of all of their interests, direct or indirect, including the stock of Pentair Duluth Pulp, Minnesota Pulp and SRFC, in SRFI and the entities which own such direct or indirect interests, all pursuant to the Note Purchase
Agreement.

     (nn)  "SRFI Put and Call Rights" means the
rights of each Parent to put and the rights of the other Parent to call, each Parent's interest in its respective Affiliates and in LSPI Fiber pursuant to
Section 2 of the Amended and Restated Agreement to
Restrict Transfer of Stock dated January 19, 1994 and
Section 12 of the LSPI Fiber Joint Venture Agreement dated May 28, 1993, as amended December 30, 1993 and
January 18, 1994.

     (oo) "SRFI Restrictions" means, with respect to the shares of SRFC and to LSPI Fiber, the SRFI Put and Call Rights, the SRFI Rights of First Refusal and the
SRFI Pledges.

     (pp) "SRFI Rights of First Refusal" means the right of first refusal granted by each Parent to the other to purchase its stock in Duluth Holdings and Minnesota Pulp, respectively, pursuant to Section 2 of the Restated Agreement to Restrict Transfer of Stock dated January 19, 1994.

     (qq)  "Statement of Net Book Value" means the
combined audited balance sheet of the SRFI Group as of the Closing Date in substantially the form reflected in Schedule 3.2 from which the calculation of the purchase price of the Purchased Interests will be made in accordance with Section 3 hereof.

     (rr)  "Stock" means all of the issued and
outstanding capital stock of SRFC.

     (ss) "Surveys" shall have the meaning set forth in Section 10(o)(ii).

     (tt) "Survey Defect" shall have the meaning set forth in Section 10(o)(iii).

     (uu) "Tax" or "Taxes" means all income, gross receipts, sales, use, employment, franchise, profits, property or other taxes, fees, stamp taxes and duties, assessments or charges of any kind whatsoever (whether payable directly or by withholding), together with any interest and any penalties, additions to tax or additional amounts imposed by any taxing authority with respect thereto.

     (vv) "Title Company" shall have the meaning set forth in Section 10(o)(i).

     (ww) "Title Policy" shall have the meaning set forth in Section 10(o)(i).

     (xx)  "Unpermitted Exception" shall have the
meaning set forth in Section 10(o)(iii).

     2.  Purchase and Sale Transaction.  (a)
Purchase of Assets. Subject to the terms and conditions herein stated, LSPI Fiber shall sell, transfer, assign and deliver to Buyer and Buyer shall purchase from LSPI Fiber, at the Closing, all of the assets of LSPI Fiber including, but not limited to, its 24% partnership interest in SRFI (collectively, the "Purchased Assets").

          (b)  Assumed Liabilities and Obligations.
At the Closing, Buyer shall assume and agree to satisfy and perform to the extent not satisfied or performed prior to the Closing Date, without any cost or charge to Sellers, all obligations of LSPI Fiber as set forth on Schedule 5 and under the Material
Contracts (collectively, the "Assumed Liabilities and
Obligations").

          (c)  Purchase of Stock.  Subject to the
terms and conditions herein stated, Synertec shall sell, transfer, assign and deliver to Buyer, and Buyer shall purchase from Synertec, at the Closing, all of Synertec's right, title and interest in the Stock.

     3.  Purchase Price.  The aggregate purchase
price to be paid by Buyer to Sellers for the purchase of all the Stock and the Purchased Assets, shall be:

          (a)  $65,300,000;

          (b)  increased for any increase, or
     decreased for any decrease, in the Net
     Book Value from December 31, 1994 to the
     Closing Date; and

          (c)  the assumption by Buyer of the
     Assumed Liabilities and Obligations.

The aggregate purchase price set forth above shall be paid to Sellers as set forth on Schedule 3.1.

     The Net Book Value shall be determined in accordance with GAAP as set forth on Schedule 3.2, which Schedule sets forth sample calculations of the Net Book Value as of December 31, 1994 and March 31,
1995 and the exceptions to GAAP used in calculating
Net Book Value.

     Within sixty (60) days following the Closing
Date, Sellers shall prepare and deliver to Buyer a Statement of Net Book Value, which shall be audited by SRFC's auditors based upon the audits of SRFI's, SRFC's and LSPI Fiber's books, including an inventory taken by the SRFI Group beginning at 7:00 a.m. on the Closing Date and a review of the liabilities as of the Closing Date. The taking of such inventory may be observed by Buyer and Buyer's auditors. The Statement of Net Book Value shall have attached thereto an auditor's report in the form attached as Schedule 3.3.
To the extent possible, Sellers will provide Buyer with a preliminary draft of the Statement of Net Book
Value. Buyer and Parents will in good faith attempt to resolve any disputes with respect to such calculation before the final Statement of Net Book
Value is rendered.

     Buyer may review the Statement of Net Book Value and Sellers shall make available the work papers of SRFC's auditors to Buyer and its accountants and Buyer and its accountants may make inquiries of representatives of Sellers' and SRFC's auditors.
Buyer shall give written notice to Parents of any objection to the Statement of Net Book Value within thirty (30) days after Buyer's receipt thereof. The notice shall specify in reasonable detail the items in the Statement of Net Book Value to which Buyer objects and shall provide a summary of Buyer's reasons for such objections.

     Any dispute between Buyer and either or both
Parents with respect to the Statement of Net Book
Value which is not resolved within fifteen (15) business days after receipt by Parents of the written notice from Buyer shall be referred for decision to Ernst & Young LLP who shall cause an audit partner who is not engaged in providing services to Sellers or Buyer to decide the dispute within thirty (30) days of such referral. The decision by the partner shall be final and binding on Parents and Buyer. In resolving any disputed item, such audit partner may not assign a value to any item greater than the greatest value for such item claimed by either party or less than the smallest value for such item claimed by either party.
The cost of retaining the audit partner with respect to resolving disputes as to the Statement of Net Book
Value shall be borne by Parents and Buyer equally, unless such partner determines, based on his or her evaluation of the good faith of the parties, that the fees should be borne unequally.

     4. Payment. The estimated purchase price shall be paid in U.S. dollars in immediately available funds on the Closing Date. The amount to be paid on the Closing Date shall be based upon a preliminary
Statement of Net Book Value delivered to Buyer at least five (5) business days prior to Closing, which shall be calculated based on the unaudited combined balance sheet of the SRFI Group as of the month end prior to the Closing Date, prepared by Sellers on a basis consistent with Schedule 3.2. Following delivery of the final Statement of Net Book Value under Section 3, any balance due to Sellers or refunds due to Buyer reflected thereon shall be paid within ten (10) days of such delivery, (unless there is an objection under Section 3, in which case the amount not in dispute shall be paid within ten (10) days of such delivery, and the balance in dispute shall be paid within ten (10) days of the resolution of such objection) together with interest on such amount from the Closing Date at the announced large business prime rate of Morgan Guaranty Trust Company of New York.

     Except as Buyer may be otherwise advised in writing by Sellers at least five (5) days prior to any payment, all payments of the purchase price by Buyer to Sellers at the Closing or any other amounts owed by Buyer to Sellers or Parents shall be by wire transfer to:


Parent and
Affiliates
Bank and Routing Number
Bank Account Number


Pentair

First Bank National Association
(091000022) to attention of Karen
Johnson
xxx-xxxxxxx


Minnesota Pulp
Incorporated II

First Bank National Association,
(091000022) to attention of Russell
Arneson
xxx-xxxxxxx


Synertec
First Bank National Association,
(091000022) to attention of Russell
Arneson
xxx-xxxxxxx

Except as Parents may be otherwise advised in writing by Buyer at least five (5) days prior to any payment, payment of any refund to Buyer based on the final determination of the purchase price pursuant to
Section 3 or any other amounts owed by Sellers or Parents to Buyer hereunder shall be made by wire transfer to Harris Trust and Savings Bank -
Consolidated Papers, Inc., Account No. xxxxxxx (ABA wire transfer routing number xxxx-xxxx-x), marked to the attention of J.R. Matsch.

     All wire transfers shall be sent by 10:00 a.m.
Minneapolis time on the date of such payment, unless otherwise agreed by the parties.

     5.  Assumption of Liabilities.  At Closing,
Buyer shall assume and agree to satisfy and perform, to the extent not satisfied or performed prior to the Closing Date, without any cost or charge to Sellers, all Assumed Liabilities and Obligations. If the assumption of the Assumed Liabilities and Obligations by Buyer under this Section 5 requires the consent of any third party, Buyer and each respective Parent and/or Seller agree they will use their best efforts to obtain such written consent to such assumption;
provided, however, that in no event shall Buyer be subject, without its consent, to terms and conditions more restrictive than those set forth in the existing obligations of Parents being assumed.

     6. Closing. (a) The Closing shall take place on the Closing Date at the offices of Henson & Efron, P.A. in Minneapolis, Minnesota, at 9:00 o'clock a.m., local time, or at such other time and place as may be mutually agreed upon. Buyer and Sellers each agree they shall use their best efforts and shall cause all relevant affiliates to use their best efforts to obtain fulfillment of all conditions to Closing set forth in Sections 10 and 11 hereof.

     (b) At the Closing, Sellers shall deliver to Buyer such documents and instructions as provided herein, including the assignment to Buyer of the LSPI
Supply Contract, reasonably satisfactory in form and substance to Buyer and its counsel, as shall be required to vest in Buyer good and marketable title, free and clear of all liens, charges and encumbrances
(except as specified in this Agreement, if any) in and to the Purchased Interests. At the Closing, each Seller and Parent shall deliver to Buyer a release of all claims of such Seller and Parent and any person or entity affiliated therewith against all members of the SRFI Group, in substantially the form of Schedule 6.

     (c)  At the Closing, Buyer shall deliver to
Parents such documents and instruments as provided herein and such undertakings, and other instruments as shall be required to cause Buyer to assume the obligations as provided in Section 5, all of which shall be reasonably satisfactory in form and substance to Parents and their respective counsel.

     7.  Parents' Representations, Warranties and
Covenants. Subject to the several liability of Parents provided for in Section 25 hereof, Parents represent, warrant and covenant to Buyer as follows:

     (a) Organization and Authority of Seller. Each of Pentair, Duluth Holdings, Pentair Duluth Pulp,
Minnesota Power, Synertec, Minnesota Pulp, Minnesota
Pulp II and SRFC is a duly organized and validly existing corporation in good standing under the laws of the state of Minnesota. Each of SRFI and LSPI
Fiber is a duly organized and validly existing joint venture organized as a general partnership under the laws of the state of Minnesota. Sellers and Parents have the complete and unrestricted right, power and authority to sell, transfer and assign all of the Purchased Interests pursuant to this Agreement and to carry out the transactions contemplated hereby without the consent of any other person (except as otherwise set forth herein), subject only to the SRFI
Restrictions. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by the Boards of Directors and the general partners of each Seller and Parent, respectively.

     (b)  Valid and Enforceable Agreement.  This
Agreement constitutes a valid and binding agreement of each respective Seller and Parent, enforceable in accordance with its terms, except insofar as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the rights of creditors generally, and by general equitable principles. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, nor the performance of its obligations hereunder materially violates or conflicts with, results in a material breach of, or constitutes a material default under (i) to the best knowledge of each respective Seller and Parent, any law, rule, or regulation, or (ii) subject to the obtaining of necessary consents, which consents are listed on Schedule 7(b), under various loan agreements, guarantees, leases, and other agreements
(including without limitation the SRFI Restrictions), any agreement or other restriction of any kind or character to which such Seller, Parent or any member of the SRFI Group is a party, by which such Seller, Parent or any member of the SRFI Group is bound, or to which any of the properties of Sellers, Parents or any member of the SRFI Group is subject. Neither the execution or delivery of this Agreement, nor the consummation of the transactions contemplated hereby, nor the performance of its obligations hereunder violates or conflicts with, results in a breach of, or constitutes a default under, (i) any judgment or order, decree, award or ruling to which such Seller or Parent is subject, (ii) the Articles of Incorporation, By-Laws or Partnership Agreement of such Seller or Parent, excluding the SRFI Restrictions.

     (c)  Organization of Subsidiaries.

          (i)  Each member of the SRFI Group is a
     duly organized and validly existing corporation or joint venture general partnership, as the case may be, in good standing, to the extent applicable, in its respective state of incorporation or organization, as set forth in
     Schedule 7(c).  Each member of the SRFI Group
     has all requisite corporate or general
     partnership power and authority, as the case may be, to carry on its respective business as presently conducted in all states in which it currently does business. Each member of the SRFI Group is duly licensed, registered and qualified to do business as a foreign corporation, partnership or joint venture and, to the extent applicable, is in good standing in all jurisdictions in which the ownership, leasing or operation of its assets or the conduct of its business requires such qualification, except where the failure to be so licensed, registered or qualified would not have a material adverse effect upon its business or assets.

          (ii)  All of the outstanding shares
     of capital stock or partnership interests of SRFC and LSPI Fiber have been duly authorized and validly issued, are fully paid and nonassessable, and are owned, beneficially and of record, by Synertec and Minnesota Pulp II and Pentair Duluth
     Pulp, respectively, and are free and clear of all liens, claims, encumbrances and restrictions whatsoever, other than the
     SRFI Restrictions. SRFC's entire equity capital consists of 50 authorized shares of common stock, no par value, of which 50 shares are issued and outstanding. No shares of capital stock of, or other ownership interest in, SRFC or LSPI Fiber are reserved for issuance and there are no outstanding options, warrants, rights, other than the SRFI Restrictions, subscriptions, claims of any character, agreements, obligations, convertible or exchangeable securities, or other commitments, contingent or otherwise, relating to the capital stock of, or other ownership interest in, either of such corporation or partnership pursuant to which either of such corporation or partnership is or may become obligated to issue or exchange any shares of capital stock of, or other ownership interest in, such corporation or partnership.

          (iii)  Except as set forth on
     Schedule 7(c), no member of the SRFI Group owns, directly or indirectly, any capital stock or other equity or ownership or proprietary interest in any other corporation, partnership, association, trust, joint venture (other than in SRFI) or other entity.

          (iv)  True and complete copies of
     the agreements containing the SRFI
     Restrictions have been furnished or made available to Buyer; each of those agreements is currently in good standing and in full force and effect and no default by any Seller, Parent or any member of the SRFI Group party thereto, or to the best knowledge of Sellers, any other party thereto, exists thereunder.

     (d)  Financial Statements.

          (i)  Attached hereto as Schedule
     7(d) are the SRFI Group Financial
     Statements.  The SRFI Group Financial
     Statements were (and the Statement of Net
     Book Value will be) prepared in accordance with the books and records of the respective members of the SRFI Group, which were used in the preparation of each Parent's audited consolidated financial statements for the fiscal years ended
     December 31, 1993 and December 31, 1994.

          (ii)  The SRFI Group Financial
     Statements were (and the Statement of Net
     Book Value will be) prepared in accordance with GAAP consistently applied, but, except for the audited financial statements of SRFI, do not include all information and footnotes required by generally accepted accounting principles for complete financial statements. The
     Statement of Net Book Value will
     adequately reflect all liabilities and
     obligations of the SRFI Group required to be shown thereon in accordance with GAAP, except for those exceptions to GAAP set forth on Schedule 3.2.

          (iii)  The SRFI Group Financial
     Statements as of such dates or for the
     period ending on such dates present fairly the financial position and the results of operations of the members of the SRFI
     Group for the periods covered thereby.
     All adjustments, consisting of normal
     recurring accruals and eliminations and
     other similar adjustments, considered
     necessary for a fair presentation have
     been included.

     (e) No Material Change. To the best knowledge of Sellers, since December 31, 1994 there has been no material adverse change in the business, financial position or results of operations of the SRFI Group taken as a whole.

     (f)  Leases.  Sellers have furnished or made
available to Buyer copies of all leases and subleases of any personal property used in the operations of the members of the SRFI Group to which any member of the SRFI Group is a party, all of which are listed on
Schedule 7(f).  Except as set forth on Schedule 7(f),
no consents or approvals are required in connection with the transactions contemplated hereby. No event has occurred which is or, after the giving of notice or passage of time, or both, would constitute a default under or a material breach of any lease by any member of the SRFI Group or, to the best knowledge of Sellers, any other party to such leases. As of the Closing Date, each lease shall be in full force and effect in accordance with its terms, as amended from time to time.

     (g) Title to Personal Property. Each member of the SRFI Group has good and marketable title to its respective owned personal property as reflected in the SRFI Group Financial Statements, free and clear of all liens, claims, encumbrances and restrictions, except
(i) those reflected on Schedule 7(g), (ii) the lien of the Note Purchase Agreement and (iii) defects in title, and liens, charges and encumbrances, if any, as do not materially detract from the value of or otherwise materially impair the current operations or financial conditions of the SRFI Group, taken as a whole.

     (h)  Real Estate.

          (i)  Schedule 7(h) sets forth an
     accurate legal description of all Real
     Estate owned by a member of the SRFI Group for which a member of the SRFI Group has contracted to become the owner (the "Owned
     Real Estate"), including identification of the current owner of fee simple title thereto. The party identified as the owner on Schedule 7(h) is the legal and equitable owner of good and marketable title in fee simple absolute to such Owned
     Real Estate, including the buildings,
     structures, spurtracks (as set forth on
     Schedule 7(h) and improvements situated
     thereon and appurtenances thereto, in each case free and clear of all tenancies and other possessory interests, security interests, conditional sale or other title retention agreements, liens, encumbrances, mortgages, pledges, assessments, easements, rights of way, covenants, restrictions, reservations, options, rights of first refusal, defects in title, encroachments and other burdens, except as disclosed on Schedule 7(h). Except as disclosed on Schedule 7(h), a member of the SRFI Group is in possession of the Owned Real Estate. All contracts, agreements, options and undertakings affecting the Owned Real Estate are set forth in Schedule 7(h) and are legally valid and binding and in full force and effect, and to Seller's knowledge, there are no defaults, offsets, counterclaims or defenses thereunder, and the SRFI Group has received no notice that any default, offset, counterclaim or defense thereunder exists. Sellers have delivered or made available to Buyer correct and complete copies of all such contracts, agreements, options and undertakings.

          (ii)  There is no Real Estate
     leased, subleased or occupied by a member of the SRFI Group.

          (iii)  To the knowledge of Sellers,
     except as set forth on the Flood Insurance
     Rate Maps prepared by the Federal
     Emergency Management Agency
     (Community/Parcel No. 270420/004B; revised as of November 1992), no Real Estate is located within a flood or lakeshore erosion hazard zone for which flood insurance is now required under the National Flood Insurance Program. Neither the whole nor any portion of any Real
     Estate has been condemned, requisitioned or otherwise taken by any public authority, and no notice of any such condemnation, requisition or taking has been received. To the knowledge of Sellers, no such condemnation, requisition or taking is threatened or contemplated, except as set forth on Schedule 7(h).
     Sellers have no knowledge of any public
     improvements which may result in special assessments against or otherwise affect the Real Estate, except as set forth on
     Schedule 7(h).

          (iv)  The Real Estate is in good
     operating condition and repair (reasonable wear and tear excepted) and is suitable and adequate for the purposes for which it is presently being used.

          (v)  To the knowledge of Sellers,
     except as set forth on Schedules 7(h) or 7(o), the Real Estate is in compliance with all applicable zoning, building, health, fire, water, use or similar statutes, codes, ordinances, laws, rules or regulations. To the knowledge of Sellers, the zoning of each parcel of Real
     Estate permits the existing improvements and the continuation following consummation of the transaction contemplated hereby of the business of the SRFI Group as presently conducted thereon.
     The SRFI Group has all certificates of
     occupancy and authorizations required to utilize the Real Estate. To Sellers' knowledge, the SRFI Group has all easements and rights necessary to conduct its business, including easements for all utilities, services, roadway, railway and other means of ingress and egress. To
     Sellers' knowledge, the SRFI Group holds such rights to any off-site facilities as are necessary to ensure compliance in all material respects with all zoning, building, health, fire, water, use or similar statutes, codes, ordinances, laws, rules or regulations and all such rights, to the extent held by the SRFI Group and Sellers, shall be conveyed as directed by Buyer at Closing. Except as disclosed on
     Schedule 7(h), to the knowledge of
     Sellers, no fact or condition exists which would result in the termination or impairment of access to the Real Estate or discontinuation of sewer, water, electric, gas, telephone, waste disposal or other utilities or services. Except as disclosed on Schedule 7(h), to the knowledge of Sellers, the facilities servicing the Real Estate are in full compliance with all codes, laws, rules and regulations.

          (vi)  Sellers have delivered or made
     available to Buyer accurate, correct and complete copies of all existing title insurance policies, title reports and surveys, if any, with respect to each parcel of Real Estate.

     (i)  Plant and Equipment.  Sellers have
furnished to Buyer an accurate list of all plant and equipment, attached as Schedule 7(i), owned by the SRFI Group. To the best knowledge of Sellers, all plant, structures and equipment currently being used in the conduct of the operations of the SRFI Group are in all material respects in good operating condition and repair, subject to normal wear and tear, and to the best of each Seller's knowledge, are free from material structural or mechanical deficiencies, except as disclosed on Schedule 7(i) attached.

     (j)  Intellectual Property.  Sellers have
furnished to Buyer an accurate list of all Intellectual Property, attached as Schedule 1(t), owned or used by the SRFI Group. To the best knowledge of Sellers, no one is infringing upon any rights of the SRFI Group with respect to any of the Intellectual Property, no member of the SRFI Group is infringing on or otherwise acting adversely to the rights of any person under, or in respect to, any patents, patent rights, copyrights, licenses, trademarks, trade names or trademark rights owned by any person or persons, and there is no claim or action pending or threatened with respect thereto.
Except as set forth in Schedule 1(t), there are no royalty, commission or similar arrangements, and no licenses, sublicenses or agreements pertaining to any of the Intellectual Property.

     (k)  Employee Matters.  No member of the SRFI
Group has, nor has any member of the SRFI Group ever had, any employees.

     (l)  Litigation.  Except as set forth on
Schedule 7(l), there are no legal actions, suits, arbitrations or other legal, administrative or governmental proceedings or investigations (other than tax audits or investigations) pending or, to the best knowledge of Sellers, threatened against any member of the SRFI Group which might have a material adverse effect upon the operations or financial condition of the SRFI Group, taken as a whole. No member of the SRFI Group is subject to any judgment, order, writ, injunction, stipulation or decree of any court or any governmental agency or any arbitrator, except as may be set forth herein or in any Schedule hereto.

     (m)  Compliance with Laws.

          (i)  To the best knowledge of Sellers, the
     operations of the members of the SRFI Group have been and are being conducted in accordance with all applicable laws, rules and regulations of applicable governmental authorities (other than those covered in Section 18 hereof), except for such breaches that do not and cannot reasonably be expected to (either individually or in the aggregate) materially and adversely affect the financial condition or operations of the SRFI
     Group taken as a whole.

          (ii)  To the best knowledge of Sellers, no
     member of the SRFI Group nor any of their officers or employees, has, directly or indirectly, given, or agreed to give, any rebate, gift or similar benefit to any supplier, customer, distributor, broker, governmental employee or other person, who was, is or may be in a position to help or hinder the SRFI Group's business (or assist in connection with any actual or proposed transaction) which could subject Buyer or the SRFI Group's business to any penalty in any civil, criminal or governmental litigation or proceeding or which would have a material adverse effect on the SRFI
     Group's business.

     (n) Material Contracts. Sellers have furnished to Buyer a list, attached as Schedule 7(n), of all contracts and arrangements, written or oral, which alone or together with other contracts and arrangements with the same party are material to the SRFI Group's business taken as a whole. All members of the SRFI Group have, in all material respects, performed all of the respective obligations required to be performed by them to date and are not, and will not be as of the Closing Date, in default under any material provision of such contracts or arrangements.
All such contracts and arrangements are and will be as of the Closing Date in good standing and full force and effect according to their terms. For purposes of this Section 7(n), a contract shall be deemed to be material, (i) if it involves remaining payments of more than $300,000, or (ii) if it cannot by its terms be completed or terminated without penalty within 180 days from the Closing Date, or (iii) if the absence of such contract would have a material adverse effect on the business of the SRFI Group.

     (o) Licenses and Permits. Except as set forth on Schedule 7(o), each member of the SRFI Group has all requisite licenses and permits to operate its business as currently conducted and Sellers have not been advised of, nor to the best knowledge of Sellers is there any basis for, any revocation or anticipated revocation of any permits, licenses or zoning variances, or of any changes to existing or pending zoning or other regulations, permits or licenses which would materially and adversely affect the conduct of its operations as presently conducted.

     (p)  Insurance.  Schedule 7(p) contains an
accurate and complete list and description of insurance policies (including the name of the insurer, coverage, premium and expiration date) which each member of the SRFI Group currently maintains, or is named as an additional insured or is entitled to benefits under (including coverage for events occurring under prior policies). To the best knowledge of Sellers, except as set forth on Schedule
7(p), all such policies are in full force and effect and shall survive the Closing for the benefit of SRFC, SRFI or Buyer.

     (q)  Liabilities to PBGC or Multiemployer or
Multiple Employer Plans.  No liability to the Pension
Benefit Guaranty Corporation or to any multiemployer or multiple employer plan has been incurred by the SRFI Group.

     (r)  Transactions with Related Parties.

          (i)  To the best knowledge of Sellers,
     except for interest and corporate overhead and as set forth on Schedule 7(r), none of the SRFI
     Group members are a party to any transaction or proposed transaction, including, without limitation, the leasing of real or personal property, the purchase or sale of raw materials or finished goods, or the furnishing of services, with any Seller or Parent or with any person who is related to or affiliated with Sellers or Parents (other than another member of the SRFI Group), involving the payment or accrual of more than $1,000,000 during fiscal years 1993 or 1994.

          (ii)  Except as set forth on Schedule 7(r)
     or as reflected in the SRFI Group Financial
     Statements dated December 31, 1994, neither
     Sellers nor Parents nor any person who is related to or affiliated with Sellers or Parents has any cause of action or other claim whatsoever against or owes any material amount to, or is owed any material amount by, any member of the SRFI Group.

     (s) Bank Accounts. Schedule 7(s) sets forth a true and complete list of all banks in which any member of the SRFI Group has an account, safe deposit box or line of credit, and the names and titles of all persons authorized to draw thereon or to have access thereto, and a summary description of the use thereof.

     (t)  Tax Matters.

          (i)  All Returns (including
     consolidated or combined Returns including any member of the SRFI Group) required to be filed on or before the Closing with respect to any member of the SRFI Group have been or will be timely filed (within the time permitted by any timely filing extension) by or on behalf of such member of the SRFI Group and all Taxes shown to be due on such Returns have been timely paid.

          (ii)  No member of the SRFI Group
     has been a member of an affiliated group
     (within the meaning of Section 1504 of the Code) filing a consolidated federal
     Return, other than a group the common
     parent of which is a Parent.

          (iii)  Schedule 7(t) lists all
     Returns filed with respect to any of the members of the SRFI Group for taxable periods which remain open, indicates those Returns that have been audited and indicates those Returns that are currently the subject of audit or scheduled for an examination by any relevant taxing authority.

          (iv)  Except as disclosed in
     Schedule 7(t):

               (1)  no notice or claim has
                    ever been made by a
                    governmental authority
                    in a jurisdiction where
                    any member of the SRFI
                    Group does not file
                    Returns that it is or
                    may be subject to Taxes
                    in that jurisdiction;

               (2)  no extension of the
                    statute of limitations
                    with respect to any
                    assessment or claim for
                    Taxes has been granted
                    by or on behalf of any
                    member of the SRFI
                    Group;

               (3)  there are no liens for
                    Taxes upon the assets of
                    any member of the SRFI
                    Group except liens for
                    Taxes not yet due;

               (4)  no amended Returns or
                    refund claims have been
                    or are scheduled to be
                    filed by or on behalf of
                    any member of the SRFI
                    Group;

               (5)  all Taxes and other
                    liabilities with respect
                    to completed and settled
                    audits, examinations or
                    concluded litigation
                    have been paid; and

               (6)  there are no pending
                    appeals or other
                    administrative
                    proceeding with respect
                    to any Return of any
                    member of the SRFI
                    Group, and there is no
                    deficiency or refund
                    litigation with respect
                    to any Return of any
                    member of the SRFI
                    Group.  No material
                    issues have been raised
                    by any relevant taxing
                    authorities on the audit
                    of the Returns of any
                    member of the SRFI
                    Group.  No member of the
                    SRFI Group has received
                    any notice of any Tax
                    deficiency or
                    assessment.

          (v)  No member of the SRFI Group has
     filed or had filed on its behalf a consent to the application of Section 341(f) of the Code.

          (vi)  Except as disclosed in
     Schedule 7(t), no member of the SRFI Group is a party to any contractual obligation requiring the indemnification or reimbursement of any person with respect to the payment of any Taxes. Except as disclosed in Schedule 7(t), no claim has been asserted, which has not been resolved or satisfied, for any payment under any agreement disclosed in Schedule 7(t).

          (vii)  Except as disclosed in
     Schedule 7(t), no member of the SRFI Group is a party to or a beneficiary of any financing, the interest on which is tax-exempt under the Code, and none of the assets of any member of the SRFI Group is "tax-exempt use property."

          (viii)  As of the Closing Date, no
     member of the SRFI Group is a party to any agreement, contract, arrangement, or plan that has resulted or would result, separately or in the aggregate, in the payment of any "excess parachute payments" within the meaning of Section 280G of the Code.

          (ix)  Each member of the SRFI Group
     is a "United States person" within the
     meaning of the Code.  No member of the
     SRFI Group has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in
     Section 897(c)(1)(A)(ii) of the Code. The transactions contemplated herein are not subject to the tax withholding provisions of Section 3406 of the Code, or of Subchapter A of Chapter 3 of the Code, or of any other provision of law. No member of the SRFI Group has nor had a branch in any foreign country.

          (x)  No member of the SRFI Group is
     a party to any joint venture, partnership, or other arrangement or contract that could be treated as a partnership for federal income Tax purposes, except for SRFI or LSPI Fiber.

          (xi)  Each member of the SRFI Group
     has withheld and paid all Taxes required to have been withheld and paid including
     (1) amounts paid to any employee or
     statutory employee or any foreign person or entity; and (2) any backup withholding required under Section 3406 of the Code.

     (u) Accounts Receivable. Schedule 7(u) sets forth an accurate, correct and complete aging of all outstanding accounts and notes receivable of SRFC, SRFI and LSPI Fiber as of December 31, 1994. All outstanding accounts and notes receivable reflected on the SRFI Group Financial Statements are, and on the Statement of Net Book Value will be, due and valid claims against account debtors for goods or services delivered or rendered and subject to no defenses, offsets or counterclaims. All receivables arose in the ordinary course of business. No receivables are subject to prior assignment, claim, lien or security interest, except under the Note Purchase Agreement.
The books and records of SRFC, SRFI and LSPI Fiber reflect amounts taken as a reserve against noncollection of accounts receivable, which reserve has been established in accordance with SRFC's, SRFI's and LSPI Fiber's normal accounting policies consistently maintained for the fiscal years ended
December 31, 1993 and December 31, 1994 and there is no reason to believe that such reserve will not be adequate for its purpose. As of the Closing Date, neither SRFC, SRFI nor LSPI Fiber will have incurred any liabilities to customers for discounts, returns, promotional allowances or otherwise, except those granted in the ordinary course of SRFC's, SRFI's or LSPI Fiber's operations and reflected on the Statement of Net Book Value. No other member of the SRFI Group has any business operations which would result in the establishment of any trade accounts receivable or the granting of any discounts, returns, promotional allowances or similar charges.

     (v) Inventory. All inventories reflected on the SRFI Group Financial Statements are, and on the Statement of Net Book Value will be, properly valued at the lower of cost or market value on a first-in, first-out basis in accordance with GAAP. Inventories of finished goods are of good and merchantable quality, whether of first line, or off-quality pulp and contain no material amounts that are not salable in the ordinary course of business and meet the current standards and specifications of its business, except as reserved for on the SRFI Group Financial
Statements. Inventories of raw materials, stores and replacement parts are, to the best knowledge of Sellers, (i) of good and merchantable quality and contain no material amounts that are not usable for the purposes intended in the ordinary course of the SRFI Group's operations; (ii) in conformity with warranties customarily given to purchasers of like products; and (iii) at levels adequate for and not excessive in relation to the ordinary course of the SRFI Group's operations and in accordance with past inventory stocking practices. Sales of inventories subsequent to December 31, 1994 have been made only in the ordinary course of business and at prices and under terms that are normal and consistent with past practice.

     (w) Motor Vehicles. Schedule 7(w) sets forth an accurate and complete list of all motor vehicles used in the business of the SRFI Group, whether owned or leased. All such vehicles are (i) properly licensed and registered in accordance with applicable law; (ii) insured as set forth on Schedule 7(p); (iii) in good operating condition and repair (reasonable wear and tear excepted) and (iv) not subject to any lien or other encumbrance, except as set forth on Schedule
7(w).

     (x) Product Warranty. The books and records of each member of SRFI Group reflect amounts taken as a reserve against claims and allowances for product warranties, which reserve has been established in accordance with the members of the SRFI Group's normal accounting policies consistently maintained for the fiscal years ended December 31, 1993 and December 31,
1994 and there is no reason to believe that such reserve will not be adequate for its purpose. As of the Closing Date, neither SRFC, SRFI nor LSPI Fiber will have incurred any unpaid liabilities to customers for such claims and allowances, except those granted in the ordinary course of business and reflected on the Statement of Net Book Value.

     Disclosure of any fact in any provision of this Agreement or in any Schedule attached hereto shall constitute disclosure thereof for the purposes of any other provision or Schedule.

     8.  Buyer's Representations and Warranties.
Buyer represents and warrants to Parents as follows:

     (a) Organization. Buyer is a duly organized and validly existing corporation in good standing under the laws of the state of Wisconsin. Buyer has all requisite corporate power to own its property and carry on its business as presently conducted.

     (b)  Authority.  The execution, delivery and
performance of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by the Board of Directors of Buyer.

     (c)  Valid and Enforceable Agreement.  This
Agreement constitutes a valid and binding agreement of Buyer, enforceable in accordance with its terms, except insofar as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the rights of creditors generally, and by general equitable principles.
Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, nor the performance of Buyer's obligations hereunder materially violates or conflicts with, results in a material breach of, or constitutes a material default under (i) to the best knowledge of Buyer, any law, rule or regulation, or (ii) subject to the obtaining of necessary consents under various agreements, any agreement or other restriction of any kind or character to which Buyer is a party, by which Buyer is bound, or to which any of the properties of Buyer is subject. Neither the execution or delivery of this Agreement, nor the consummation of the transactions contemplated hereby, nor the performance of Buyer's obligations hereunder, violates or conflicts with, results in a breach of or constitutes a default under (i) any judgment or order, decree, award or ruling to which Buyer is subject, or (ii) the Articles of Incorporation or By-Laws of Buyer.

     (d)  No Insolvency.  Buyer is not currently
insolvent, and neither the purchase of the Purchased
Interests, the assumption of the Assumed Liabilities and Obligations pursuant to Section 5, nor any related transaction or event shall render Buyer insolvent or leave Buyer with assets which are unreasonably small in relation to the business of the SRFI Group and its own business operations, nor does Buyer intend to incur debts beyond its ability to pay them as they come due.

     (e) Financial Statements. Buyer's financial statements for the year ended December 31, 1994, as filed with the Securities and Exchange Commission
(copies of which have been delivered to Seller) (i) were prepared in accordance with and accurately reflect its books and records, (ii) were prepared in accordance with generally accepted accounting principles, consistently applied, and (iii) present fairly the financial position and the results of operations of Buyer for the periods covered thereby.

     (f)  Investment Intent.  Buyer is purchasing the
Stock for its own account and not with a view to, or present intention of, sale or distribution thereof in violation of the Securities Act of 1933, as amended
(the "1933 Act") and such shares will not be disposed of in contravention of the 1933 Act. Buyer acknowledges that such shares are not and have not been registered with the Securities and Exchange
Commission or any securities commission or agency of any state, including the state of Minnesota, and may not be transferred or disposed of without registration under the 1933 Act and applicable state securities laws or an exemption from such registration.

     Disclosure of any fact in any provision of this Agreement or in any Schedule attached hereto shall constitute disclosure thereof for the purposes of any other provision or Schedule.

     9.  Actions Pending Closing.  From the date
hereof through the Closing Date, Sellers shall take, or cause their respective Affiliates to take, all actions necessary and appropriate to comply with, or to refrain from taking any action in breach of, the following provisions for the period between the execution of this Agreement and the termination hereof or the Closing Date:

     (a) Operations. Each member of the SRFI Group shall conduct its operations only in the ordinary course of business and shall not enter or permit any member of the SRFI Group to enter into any transaction or perform any act that would constitute a breach of the representations, warranties, or agreements contained herein. Each member of the SRFI Group shall use its best efforts to preserve its business and its organization intact and to keep available the services of its present employees. Attached as Schedule 9(a) is a list of capital expenditures and commitments to be initiated by the SRFI Group prior to the Closing
Date. No member of the SRFI Group shall initiate any capital expenditure or commitment other than as set forth on Schedule 9(a) or initiate any capital expenditure or commitment as set forth on Schedule
9(a) in excess of $25,000 without Buyer's approval, which approval shall not be unreasonably withheld;
provided, however, that any member of the SRFI Group may initiate emergency capital expenditures or commitments consistent with the past practices of such SRFI Group member. Sellers or Parents shall promptly notify Buyer of such emergency expenditures or commitments.

     (b)  Access to Records.  Sellers shall, and
shall cause the members of the SRFI Group to, make available to Buyer, its agents and employees, all books and records in their possession relating to the business of the SRFI Group; provided, however, that Sellers have not made, and shall not be deemed to have made, any representations or warranties whatsoever with respect to any of such books or records or any other documents provided to or made available to Buyer, except as expressly set forth in this Agreement.

     (c) Access to Facilities. Buyer, its agents and employees, shall be given full access during regular business hours to the physical facilities of SRFI, upon appointment with the President thereof and accompanied by such President or his or her designee(s). Sellers and each member of the SRFI
Group and their respective employees shall cooperate fully with Buyer in its examinations and inspections, but not to the detriment of the ongoing business operations of the SRFI Group prior to Closing.

     (d)  Hart-Scott-Rodino Filings.  Parents and
Buyer shall cooperate in the prompt preparation and filing of all notifications and reports which may be required with respect to the transactions contemplated by this Agreement pursuant to Section 7A of the Clayton Act. Parents and Buyer shall also cooperate in responding promptly to all inquiries from the Federal Trade Commission or the Department of Justice resulting from the filing of such notifications and reports.

     (e) Notice of Developments. At least ten (10) business days prior to the Closing Date, Sellers shall deliver to Buyer a complete update of the Schedules from the date hereof. Each party hereto shall notify the other of any development(s) which shall constitute a breach of any of the representations and warranties in Sections 7 or 8 above. The party so notified has the right to terminate this Agreement within the period of ten (10) business days from the date of receipt of such notification, if as a result of such development the financial condition, results of operations or prospects of the SRFI Group as a whole, on the one hand, or Buyer, on the other hand, have been materially and adversely affected. If within such ten (10)-day period, the party notified shall not have exercised its right to terminate this Agreement, the written notice shall be deemed to have amended this Agreement and the relevant schedules attached thereto, to have qualified the representations and warranties contained in Sections 7 or 8 above and to have cured any misrepresentation or breach of warranty that otherwise might have existed hereunder by reason of such development, including for purposes of Section
15 hereof.

     (f)  SRFI Restrictions.  Prior to the Closing
Date, each Seller shall waive or abandon its right of first refusal with respect to the transfer of the other's interest in the entities that own indirectly an interest in LSPI Fiber, SRFC or SRFI pursuant to this Agreement.

     (g) Best Efforts. Sellers, Parents and Buyer shall use their best efforts to consummate the transactions contemplated by this Agreement and shall not take any other action inconsistent with their respective obligations hereunder or which could hinder or delay the consummation of the transactions contemplated hereby. From the date hereof through the Closing Date, Sellers, Parents and Buyer shall use their best efforts to fulfill the conditions to their obligations hereunder and to cause their representations and warranties to remain true and correct as of the Closing Date.

     10.  Conditions Precedent to Obligations of
Buyer. The obligations of Buyer hereunder (unless expressly waived by Buyer) are subject to the fulfillment, prior to or at Closing, as the case may be, of each of the following conditions:

     (a) No Errors; Performance of Obligations. The representations and warranties of Parents herein shall be true and correct as of the Closing Date. Sellers and Parents shall have performed the obligations set forth in Section 9 and in all material respects all of the other obligations to be performed by them hereunder in the time and manner herein stated.

     (b)  Officer's Certificates.  Sellers and
Parents shall have delivered to Buyer certificates, dated as of the Closing Date, executed by their respective Secretaries, and in form and substance satisfactory to Buyer, certifying that the covenants and conditions specified in this Agreement to be met by Sellers and Parents have been performed or fulfilled and that the representations and warranties herein made by Sellers and Parents are true and correct as of such date.

     (c)  Certified Copy of Resolutions.  Sellers and
Parents shall have delivered to Buyer a certified copy of resolutions adopted by their respective Boards of Directors authorizing the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

     (d)  Opinion of Sellers' and Parent's Counsel.
Sellers and Parents shall have delivered to Buyer the opinion of their respective counsel, dated as of the Closing Date, in form and substance satisfactory to Buyer and its counsel, giving the following clean legal opinions:

          (1)  valid organization of Sellers,
               Parents and each of the
               members of the SRFI Group;
          (2)  corporate power and authority of
               each Seller and Parent to enter into
               the Agreement;
          (3)  necessary foreign
               qualification of members of
               the SRFI Group;
          (4)  No Breach or Default Opinion
               with respect to members of the
               SRFI Group;
          (5)  No Violation Opinion with
               respect to each Seller and
               Parent;
          (6)  Remedies Opinion with respect
               to each Seller and this
               Agreement;
          (7)  Legal Proceedings Opinion with
               respect to each Seller, Parent
               and members of the SRFI Group;
          (8)  other legal matters agreed
               upon between Sellers, Parents
               and Buyer; and
          (9)  no violation of
               registration provisions
               of the 1933 Act and
               applicable state
               securities laws;

all in accordance with, and subject to the General
Qualifications and other limitations and provisions contained in, the Legal Opinion Accord of the ABA
Section of Business Law (1991).

     (e)  Injunctions.  No injunction shall have
issued restricting or prohibiting the transactions contemplated by this Agreement.

     (f) Clayton Act Matters. The waiting period required by Section 7A of the Clayton Act shall have expired or been terminated.

     (g) Environmental Matters. The results of any inspections, soil test boring, soil tests, drainage tests, surveys, topographical analyses, engineering studies or other investigations performed or obtained by Buyer shall not have disclosed evidence of Hazardous Materials in, on or adjacent to any of the real properties owned or occupied by any member of the SRFI Group, other than those disclosed in any environmental studies or other information listed on
Schedule 10(g) which would materially and adversely affect the operations of the SRFI Group taken as a whole. Buyer shall not have received any evidence that there are existing violations of any Environmental Law, other than those described in
Schedule 10(g), or that any requisite environmental license or permit or any occupance, use or building permits or other approvals from applicable governmental authorities are currently required for the continued operation of the facilities owned by the SRFI Group which have not been obtained or are not in effect. In order to enable Buyer to conduct a due diligence investigation, Sellers, Parents, the SRFI
Group, and any entity within the LSPI Group with relevant information on the environmental status of the operating facilities of the SRFI Group shall provide Buyer with access to the environmental files, licenses, permits, permit applications, consultant reports, notices from local, state and federal governmental entities, environmental audit and inspec-tion reports, insurance files, and other information necessary for Buyer to assess the environmental status of the operating facilities of the SRFI Group, as well as permit or obtain permission for Buyer to conduct soil and groundwater testing on or beneath the real properties owned or occupied by any member of the SRFI
Group.

     (h) SRFI Restrictions. Each Seller and Parent shall have waived or abandoned its right of first refusal with respect to the transfer of the other's interest in the entities that own indirectly an interest in LSPI Fiber, SRFC or SRFI pursuant to this Agreement.

     (i)  Consents.  All consents and releases by
third parties that are required for the transfer of the Purchased Interests or the Assumed Liabilities and Obligations, or that are required for the consummation of the transactions contemplated hereby, or that are required in order to prevent a breach of or a default under or a termination of any agreement to which any Seller or any member of the SRFI Group or Affiliates is a party or to which any portion of the property of any Seller or any member of the SRFI Group or Affiliates is subject, including, but not limited to, the consent of New York Life Insurance Company relating to the Note Purchase Agreement, shall have been obtained or provided for.

     (j) Financing. Buyer shall have used its best efforts to maintain an aggregate of at least $250 million available under Buyer's committed and uncommitted lines of credit until the Closing Date, and such lenders shall not have cancelled or revoked such lines of credit prior to the Closing Date.

     (k)  FIRPTA Certificate.  Sellers shall have
furnished Buyer with certificates of non-foreign status signed by the appropriate party and sufficient in form and substance to relieve Buyer of all withholding obligations under Section 1445 of the Code. If Sellers cannot furnish such certificates or Buyer is not entitled to rely upon such certificates under the provisions of Section 1445 of the Code and the regulations thereunder, Sellers shall take and/or permit Buyer to take any and all steps necessary to allow Buyer to satisfy the requirements of Section
1445 of the Code.

     (l)  Assignments of Contracts.     Sellers
shall have assigned to Buyer the LSPI Supply Contract and all other Material Contracts.

     (m) Purchase of LSPI and Niagara Paper. On or prior to the Closing Date, Buyer shall have purchased all of the issued and outstanding capital stock of Pentair Duluth Corp., a Minnesota corporation,
Minnesota Paper Incorporated, a Minnesota corporation and Niagara of Wisconsin Paper Corporation, a
Wisconsin corporation.

     (n)  Real Estate Consents.  Sellers shall
deliver to Buyer any consents or approvals of any parties required pursuant to the terms of any contract, agreement, option or undertaking affecting the Owned Real Estate.

     (o)  Title Insurance and Surveys.

          (i)  Buyer shall have obtained an
     ALTA Owners Policy of Title Insurance Form
     B Owner's Form (the "Title Policy") for
     each parcel of Owned Real Estate issued by a nationally recognized title company reasonably acceptable to Buyer (the "Title
     Company"). The Title Policy shall be in the amount of the purchase price allocated to the Owned Real Estate by Buyer, showing fee simple title to the Real Estate in a member of the SRFI Group (or if the member of the SRFI Group is a contract purchaser, the seller designated under the applicable sales contract), subject only to current real estate taxes not yet due and payable as of the Closing Date, liens and encumbrances reflected on Schedule 10(m) hereto, and such other covenants, conditions, easements and exceptions to title as Buyer may approve in writing
     (collectively, the "Permitted
     Exceptions"). With reasonable promptness, after the date of this Agreement, Buyer shall order commitments (the
     "Commitments") for the Title Policy.
     Copies of the Commitments shall be
     promptly delivered to Sellers.  The
     Commitments and the Title Policy to be
     issued by the Title Company shall have all Standard and General Exceptions deleted so as to afford full "extended form coverage" and shall contain an ALTA Zoning
     Endorsement 3.1, contiguity, non-imputation, and such other endorsements as may be reasonably requested by Buyer. At
     Closing, Sellers shall deliver to Buyer, a seller's affidavit or similar instruments as the Title Company may require. Buyer shall be responsible for the cost of all title insurance charges, premiums and endorsements, title abstracts and attorneys' opinions, including all search, continuation and later-date fees. To the extent that any parcel of Owned Real
     Estate is registered Torrens title,
     Sellers shall deliver the owner's
     duplicate certificates of titles.

          (ii)  Buyer shall have obtained an
     as-built plat of survey of each parcel of the Owned Real Estate (the "Surveys") prepared by a registered land surveyor or engineer, licensed in the respective states in which the Owned Real Estate is located, dated on or after the date hereof, certified to Buyer, the Title
     Company and such other entities as Buyer may designate and conforming to current
     ALTA Minimum Detail Requirements for Land
     Title Surveys, sufficient to cause the
     Title Company to delete the standard
     printed survey exception and to issue the Title Policy free from any survey objections or exceptions whatsoever.
     Buyer shall pay the entire cost of
     obtaining the Surveys. Any Survey may be a recertification of a prior survey, provided that it meets the above-described criteria. Each Survey shall show all conditions as then existing, including the location of all pipes, wires and conduits serving the Owned Real Estate and their connections to public ways, parking areas denominated as such, loading docks and other improvements, the access to and from the improvements on the Owned Real Estate, and a flood plain certification indicating no flood zone classification or area which would materially interfere with the normal operations of the SRFI Group. With reasonable promptness after the date of this Agreement, Buyer shall order the Surveys. Copies of the Surveys shall be promptly delivered to Sellers.

          (iii)  If (i) any Commitment or
     owner's duplicate certificate of title
     discloses a title exception other than a Permitted Exception that represents a defect affecting the marketability of the title to any parcel of Owned Real Estate
     (an "Unpermitted Exception") or (ii) any
     Survey discloses that improvements located on the surveyed land encroach onto adjoining land or onto any easements, building lines or set-back requirements, or encroachments by improvements from adjoining land onto the surveyed land or onto any easements for the benefit of the surveyed land or overlap or reflects that any utility service to the improvements or access thereto does not lie wholly within the Owned Real Estate or an unencumbered easement for the benefit of the Owned Real
     Estate or reflects any other matter, any of which materially and adversely affects the use or improvements of such parcel of Owned Real Estate, or any other matter which renders title to any Owned Real
     Estate unmarketable (a "Survey Defect"), then, in any such event, Sellers shall have thirty (30) days from the date of delivery thereof to have the Unpermitted
     Exception removed from such Commitment and owner's duplicate certificate of title, if applicable, or the Survey Defect corrected or insured over by an appropriate title insurance endorsement, all at Sellers' cost in a manner reasonably satisfactory to Buyer, and in any such event the Closing shall be extended, if necessary, to the date which is five (5) business days after the expiration of such 30-day period. If Sellers fail to have any Unpermitted Exception removed or any
     Survey Defect corrected or otherwise
     insured over to the reasonable
     satisfaction of Buyer within the time
     specified therefor, Buyer, at its sole
     option, upon not less than three (3) days' prior written notice to Sellers, may terminate this Agreement and all of Buyer's obligations hereunder.

     (p)  Note Purchase Agreement.  Sellers and
Parents and their Affiliates shall have been released under the Note Purchase Agreement or the outstanding indebtedness under the Note Purchase Agreement shall have been repaid.

     (q)  Other Matters.  All corporate and other
proceedings and actions taken in connection with the transactions contemplated hereby and all certificates, opinions, agreements, instruments and documents mentioned herein or incident to any such transaction shall be delivered to Buyer and be reasonably satisfactory in form and substance to Buyer and its counsel.

     11.  Conditions Precedent to Obligations of
Sellers. The obligations of Sellers and Parents hereunder (unless expressly waived by Sellers) are subject to fulfillment by Buyer, prior to or at Closing, as the case may be, of each of the following conditions:

     (a) No Errors; Performance of Obligations. The representations and warranties of Buyer herein shall be true and correct as of the Closing Date. Buyer shall have performed in all material respects all of the obligations to be performed by it hereunder in the time and manner herein stated.

     (b) Officer's Certificate. Buyer shall have delivered to Sellers a certificate, dated as of the Closing Date, executed by an officer of Buyer, and in form and substance satisfactory to Sellers, certifying that the covenants and conditions specified in this Agreement to be met by Buyer have been performed or fulfilled and that the representations and warranties herein made by Buyer are true and correct as of such date.

     (c) Certified Copy of Resolutions. Buyer shall have delivered to Sellers a certified copy of resolutions adopted by the Board of Directors of Buyer authorizing the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

     (d)  Opinion of Buyer's Counsel. Buyer shall
have delivered to Sellers the opinion of its counsel, dated as of the Closing Date, in form and substance satisfactory to Sellers, Parents and their counsel, giving the following clean legal opinions:

          (1)  valid organization of Buyer;
          (2)  corporate power and authority of
               Buyer to enter into the Agreement;
          (3)  No Breach or Default Opinion;
          (4)  No Violation Opinion;
          (5)  Legal Proceedings Opinion;
          (6)  Remedies Opinion with respect to
               this Agreement; and
          (7)  other legal matters agreed
               upon between Sellers, Parents
               and Buyer;

all in accordance with, and subject to the General
Qualifications and other limitations and provisions contained in, the Legal Opinion Accord of the ABA
Section of Business Law (1991).

     (e)  Injunctions.  No injunctions shall have
issued restricting or prohibiting the transactions contemplated by this Agreement.

     (f) Clayton Act Matters. The waiting period required by Section 7A of the Clayton Act shall have expired or been terminated.

     (g) Financing. Buyer shall have used its best efforts to maintain an aggregate of at least $250 million available under Buyer's committed and uncommitted lines of credit until the Closing Date and such lenders shall not have cancelled or revoked such lines of credit prior to the Closing Date.

     (h) Purchase of LSPI and Niagara Paper. On or prior to the Closing Date, Buyer shall have purchased all of the issued and outstanding capital stock of Pentair Duluth Corp., a Minnesota corporation,
Minnesota Paper Incorporated, a Minnesota corporation and Niagara of Wisconsin Paper Corporation, a
Wisconsin corporation.

     (i)  Note Purchase Agreement.  Sellers and
Parents and their Affiliates (except SRFC) shall have been released under the Note Purchase Agreement and the SRFI Pledges by Buyer's assumption of the Note
Purchase Agreement or the repayment of the outstanding indebtedness under the Note Purchase Agreement shall have been made by Buyer.

     (j)  Other Matters.  All corporate and other
proceedings and actions taken in connection with the transactions contemplated hereby and all certificates, opinions, agreements, instruments and documents mentioned herein or incident to any such transaction shall be delivered to Sellers and be reasonably satisfactory in form and substance to Sellers and their counsel.

     12. Broker. Pentair represents and warrants that CS First Boston was retained by it to represent it in this transaction. Minnesota Power represents and warrants that PaineWebber Incorporated was retained by it to represent it in this transaction.
Buyer represents and warrants that Dillon, Read & Co.
Inc. has been retained by Buyer to represent it.  Each
Parent shall be responsible for payment of all fees and expenses of its respective investment banker and Buyer shall be responsible for payment of all fees and expenses of Dillon, Read & Co. Inc. Should any claims for commissions be made by any other person claiming an interest in this Agreement, or in the underlying transactions, by reason of any agreement, under-standing or other arrangement with Buyer or with either Parent, or their respective agents, servants, employees, or other representatives, then the party through, or on account of, whom such claims are made shall indemnify and hold harmless the other parties from any and all liabilities and expenses in connection therewith in accordance with the provisions of Section 15 below. The foregoing provisions of this
Section 12 shall survive not only the Closing hereunder, but also any termination or cancellation of this Agreement.

     13.  [Intentionally Left Blank].

     14.  Confidential Information.  (a)  Buyer
acknowledges that pursuant to its right to inspect
Sellers' and the SRFI Group's records and facilities under Section 9, Buyer shall become privy to Confidential Information. Buyer agrees that in the event the transaction contemplated by this Agreement is not completed, all Confidential Information disclosed to Buyer shall remain confidential, shall not be used for the benefit of Buyer or any of Buyer's affiliates or disclosed to any person or entity, and all recorded evidence thereof shall be delivered to Sellers together with an officer's certificate to the effect that no copies thereof or any extracts, derivatives or compilations thereof remain in possession of Buyer, its employees, affiliates, agents, counsel or auditors. The confidentiality and nonuse provisions hereof shall survive any termination of this Agreement until August 26, 1997 with respect to Pentair and January 9, 1998 with respect to Minnesota Power. Buyer acknowledges that it has entered into a confidentiality letter dated August 26, 1994 between itself and CS First Boston on behalf of Pentair, and a confidentiality letter dated January 9, 1995 between itself and PaineWebber on behalf of Minnesota Power, and agrees that such confidentiality letters shall continue in full force and effect for the duration of their respective terms in addition to the provisions of this Section 14.

     (b) Sellers and Parents agree that in the event the transaction contemplated by this Agreement is completed, all confidential and proprietary information related to the SRFI Group shall remain confidential, shall not be used for the benefit of Sellers, Parent or any of their affiliates or disclosed to any person or entity. The confidentiality and nonuse obligations of Sellers and Parents hereunder shall be on the same terms and conditions as the confidentiality letters set forth in
Section 14(a) and shall survive any termination of this Agreement until August 26, 1997 with respect to Pentair and January 9, 1998 with respect to Minnesota
Power.

     15.  Indemnification.

     (a) Without limiting any remedy Buyer may have hereunder, Parents hereby agree to indemnify, defend and hold Buyer harmless from and against and in respect of any and all liabilities, losses, damages, claims, costs and expenses, including reasonable attorneys fees, suffered or incurred by Buyer, when so suffered or incurred, by reason of or relating to:

          (i)  any representation or warranty
     of Parents or Sellers contained in this
     Agreement being breached or untrue;

          (ii)  any covenant or agreement of
     Sellers or Parents contained in this
     Agreement being breached or not fulfilled in any material respect, and not waived;

          (iii)  the assertion against Buyer
     of any other liability of any Seller or
     Parent not assumed by Buyer hereunder; or

          (iv)  the assertion against Buyer,
     SRFC or SRFI of any liability of the SRFI
     Group assumed by Sellers or Parents;

provided, however, that any claim arising out of any breach of warranty or otherwise relating to (x) environmental conditions, permits or liabilities or obligations with respect to Hazardous Materials shall be dealt with solely in accordance with Section 18 hereof and (y) taxes shall be dealt with solely in accordance with Section 23 hereof.

     (b)  Without limiting any remedy Parents and
Sellers may have hereunder, Buyer hereby agrees to indemnify, defend, and hold Parents and Sellers harm-less from and against and in respect of any and all liabilities, losses, damages, claims, costs and expenses, including reasonable attorneys fees, by reason of or relating to:

          (i)  any representation or warranty
     by Buyer contained in this Agreement being breached or untrue;

          (ii)  any covenant or agreement of Buyer
     contained in this Agreement being breached or not fulfilled in a material respect, and not waived; or

          (iii)  the failure of Buyer to pay,
     discharge, or perform any guaranty,
     obligation or liability assumed by Buyer hereunder (including without limitation the Assumed Liabilities and Obligations.

     (c)  Notice of any claim of indemnification
under this Agreement (other than for claims pursuant to Sections 18 and 23) shall be effective only if such notice shall have been given in writing to the Indemnitor (as hereinafter defined) on or prior to December 31, 1997. Notice of claims by the Parents against Buyer regarding Assumed Liabilities and Obligations shall be effective only if given in writing on or prior to the date six months following the date on which the liability of Parents is discharged with respect to the last outstanding
Assumed Liabilities and Obligations.

     (d) The first $1,500,000 in the aggregate of claims made by Buyer or by Parents and Sellers as a group (except claims against Parents under Sections 19 or 23 or under subparagraphs 15 (a)(iii) and (iv) above, claims against Buyer under Section 19 or under subparagraphs 15 (b)(iii) above or claims against either Buyer or Parents under Sections 12 or 14 hereof) pursuant to this Section shall be borne by that party and shall not be indemnifiable. The minimum amount of each such claim shall be not less than $50,000 in the aggregate.

     (e) In the event that indemnification is sought with respect to any obligation of Buyer and Parents and Sellers under this Agreement, the party seeking indemnification (the "Indemnitee") shall give the party from whom indemnification is sought (the "Indem-nitor") notice of any claim of the commencement of any action or proceeding promptly after the Indemnitee receives notice thereof, and shall permit the Indemnitor to assume the defense of any such claim or litigation resulting from such claim.

     If the Indemnitor assumes the defense of any such claim or litigation resulting therefrom, the obligations of Indemnitor as to such claim shall be limited to taking all steps necessary in the defense or settlement of such claim or litigation resulting therefrom and to holding the Indemnitee harmless from and against any and all losses, damages and liabilities caused by or arising out of any settlement approved by the Indemnitor or any judgment in connection with such claim or litigation resulting therefrom.

     The Indemnitee may participate, at its expense, in the defense of any such claim or litigation, provided that the Indemnitor shall direct and control the defense of such claim or litigation.

     Except with the written consent of the
Indemnitee, the Indemnitor shall not, in the defense of such claim or any litigation resulting therefrom, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof, the giving by the claimant or the plaintiff to the Indemnitee of a release from all liability with respect to the claim or litigation.

     If the Indemnitor shall not assume the defense of any such claim or litigation resulting therefrom, the Indemnitee may defend against such claim or litigation in such manner as it may deem appropriate and, unless the Indemnitor shall deposit with the Indemnitee a sum equivalent to the total amount demanded in such claim or litigation, or shall deliver to Indemnitee a surety bond for such amount in form and substance reasonably satisfactory to Indemnitee, Indemnitee may settle such claim or litigation on such terms as it may reasonably deem appropriate, and the Indemnitor shall promptly reimburse Indemnitee for the amount of all costs and expenses, legal or otherwise, reasonably incurred by the Indemnitee in connection with the defense against or settlement of such claims or litigation. If no settlement of such claim or litigation is made, the Indemnitor shall promptly reimburse the Indemnitee for the amount of any final judgment rendered with respect to such claim or in such litigation and for all reasonable costs and expenses, legal or otherwise, incurred by the Indemnitee in the defense against such claim or litigation, but only to the extent that such amounts are actually paid.

     16.  [Intentionally left blank]

     17. Expenses. Parents, Sellers and Buyer shall each be responsible for all of their own expenses incurred in connection with the transactions contemplated hereby. Parents and Sellers shall be responsible for the accounting and auditing fees and expenses related to the preparation of the Statement of Net Book Value. Parents and Sellers shall cooperate and cause their accountants and SRFI's accountants to cooperate and assist Buyer and its accountants (including consenting to the use of the SRFI Group Financial Statements) with respect to any filings by Buyer with the Securities and Exchange
Commission in connection with the transactions contemplated hereby. Parents and Sellers shall be responsible for any and all fees and expenses of Parents', Sellers' and SRFI's accountants with respect to the foregoing. Buyer will pay the incremental costs and expenses of auditing the SRFI financial statements or other information required by Buyer, other than the Statement of Net Book Value as of the Closing Date. Buyer will pay the cost of the Commitments, Title Policies and Surveys set forth in
Section 10(o).

     18.  Environmental Matters.

     (a)  Warranty.  Parents warrant that, other
than as disclosed to Buyer pursuant to Schedule 10(g) attached:

          (i)  Compliance with Environmental Laws.
     The business and operations of each member of the SRFI Group comply in all material respects with all applicable Environmental Laws, except to the extent that such noncompliance could not be reasonably expected to have a material adverse effect on the business, operations, properties, assets or condition (financial or otherwise) of the SRFI Group.

          (ii) Notice/Receipt of Notice. No member of the SRFI Group has given, or is required to give, nor has any member of the SRFI Group received, any written notice, letter, citation, or order, or any written warning, complaint, inquiry, claim or demand (or if verbal, to the extent the warning, complaint, inquiry, claim or demand is recorded in a written log) that: (i) any member of the SRFI Group has violated, or is about to violate, any Environmental Law; (ii) there has been a release, or there is a threat of release, of a non-de minimis quantity of Hazardous Material from any member of the SRFI
     Group's property, facilities, equipment or vehicles or previously owned or leased properties; (iii) any member of the SRFI Group may be or is liable, in whole or in part, for material costs of cleaning up, remediating, restoring or responding to a release of Hazardous Material; (iv) any of the SRFI Group's property or assets or previously owned or leased properties or assets are subject to a lien in favor of any governmental entity for any liability, costs or damages, under any Environmental Law; and (v) any member of the SRFI Group may be or is liable in whole or in part, for natural resource damages; provided, that for purposes of liability for natural resource damages such notice, letter, citation, order, inquiry, claim or demand was made by a governmental agency.

          (iii)  Property on Environmental Cleanup
     Lists. No property now or previously owned or leased by the SRFI Group is listed (or with respect to Owned Real Estate proposed for listing) on the National Priorities List pursuant to Comprehensive Environmental
     Response, Compensation and Liability Act of
     1980, as amended (42 U.S.C. section 9601 et seq.)
     ("CERCLA"), on the CERCLIS or on any similar state list of sites requiring investigation or clean-up.

          (iv)  [Intentionally left blank.]

          (v)  Past Disposal -- On site.  Neither
     any member of the SRFI Group nor to the best knowledge of Sellers any previous owner or other person, has ever caused or permitted any material release or disposal of any Hazardous
     Material on, under or at any of the facilities or properties of the SRFI Group or any part thereof, and none of such facilities or properties, nor any part thereof have ever been used (whether by any member of the SRFI Group or to Sellers' best knowledge by any other person) as a permanent storage facility or disposal site for any Hazardous Material.

          (vi)  Underground Storage Tanks.  There
     are no underground storage tanks, including any associated piping, active or abandoned, including petroleum storage tanks, on or under any property now or previously owned or leased by the SRFI Group that, singly or in the aggregate, have, or may reasonably be expected to have, a material adverse effect on the financial condition, operations, assets, business, or properties of the SRFI Group.

          (vii)  Off-Site Disposal.  No member of
     the SRFI Group has directly transported or directly arranged for the transportation of any Hazardous Material to any location which is listed, proposed for listing or, to the best knowledge of Sellers, which if known to the state or federal government would warrant listing on the National Priorities List pursuant to CERCLA, on the CERCLIS or on any similar state list or which is or reasonably could be the subject of federal, state or local enforcement actions or other investigations which may reasonably be expected to lead to material claims for any remedial work, damage to natural resources or personal injury, including claims under CERCLA.

          (viii)  PCBs/Asbestos.  There are no PCB's
     or friable asbestos present at any property now or previously owned or leased by the SRFI Group that, singly or in the aggregate, have, or may reasonably be expected to have, a material adverse effect on the financial condition, operations, assets, business or properties of the SRFI Group.

          (ix)  Pollution Control Equipment.  All
     pollution control equipment is in proper operating condition, has been properly maintained, and, in the case of major ("end-of-pipe") wastewater treatment and air pollution control facilities, has been designed to maintain compliance with applicable
     Environmental Laws based upon the current production rates and operating policies of SRFI in effect since January 1, 1995. All material actions necessary to maintain in force any original, as delivered, manufacturer warranties have been taken with respect to all major components of wastewater and air pollution control facilities.

          (x)  Other Environmental Conditions Off-Site.
     To Sellers' best knowledge there are no
     sites or locations currently owned or leased by the SRFI Group where Hazardous Materials were disposed of which with the passage of time, or the giving of notice or both could reasonably be expected to give rise to any material liability under any Environmental Law, to any member of the SRFI Group.

     (b)  Indemnity.  Subject to the provisions of
Section 18(c) below and the limitations on indemnification set forth in Section 15(d) above, Parents shall indemnify and hold Buyer and the members of the SRFI Group harmless from and against any and all losses, liabilities, damages, injuries, penalties, fines, costs, expenses and claims of any and every kind whatsoever (including reasonable attorneys' and consultants' fees and expenses), paid, incurred or suffered by Buyer as a result of any breach of warranties set forth in Section 18(a). With respect to any liability for disposal or arranging for disposal of Hazardous Materials at sites or locations not currently owned or leased by the SRFI Group this indemnity shall apply notwithstanding the fact that Buyer may have received or obtained information before the Closing Date, other than that information disclosed on Schedule 10(g) indicating or otherwise showing that a claim exists or may exist under this indemnity, including, but not limited to, any information relating to a breach of the warranties set forth in Section 18(a) above.

     (c)  Special Provisions.  The following
provisions shall apply in the event of any breach of warranty under this Section 18.

          (i)  Notice.  Buyer shall promptly, and
     in no event later than 90 days from the date
     Buyer has knowledge, notify Parents in writing of any claim, demand or action, situation or event covered by the warranty and indemnification provisions of Section 18, with respect to any work or activities undertaken by Buyer which is subject to this indemnity, Buyer shall provide Parents in a timely manner, written documentation prepared in the normal course of business describing the work or activities.

          (ii)  Disclosure of On-Site Environmental
     Matters. Buyer agrees that environmental matters associated with the Real Estate which are contained in the environmental reports and documents listed on Schedule 10(g), as well as any information obtained by Buyer during its due diligence activities conducted on the Real
     Estate between the signing of this Agreement and the Closing Date, shall be considered disclosed to Buyer.

          (iii)  Election of Control Off-Site Work.
     At Parents' option, to the extent Parents are obligated to indemnify Buyer under this Section for the costs of investigating, remediating, restoring, cleaning-up any site where Hazardous
     Materials were disposed and the site is located on property not currently owned, leased or otherwise used by the SRFI Group (nor reasonably anticipated to be used by the SRFI Group), Parents may elect to take control of the investigation, remediation, restoration and/or clean-up ("Environmental Cleanup"). If they elect to do so, Parents shall so notify Buyer and Parents thereafter shall be solely responsible (as between the parties hereto) for managing and paying for such Environmental
     Cleanup (to the extent it is obligated to indemnify Buyer) including any fines, penalties or third-party actions associated with the Environmental Cleanup.

          (iv)  Buyer's Control of Work.  Other than
     in connection with off-site Environmental
     Cleanups, Buyer and/or the SRFI Group shall manage and conduct any Environmental Cleanup work and shall manage and control the repair and replacement of any pollution control equipment.
     All such work shall be done in a commercially reasonable, cost-effective manner using good faith business judgment and without regard to the availability of indemnification hereunder.

          (v)  Pollution Control Equipment.  In
     situations where the installation of pollution control equipment is required in order to obtain compliance with the Environmental Laws, Parents' liability under this Section shall include both capital and reasonable operation and maintenance costs (calculated on a reasonable present value basis).

          (vi) Interference with Operations.  In
     situations where the Environmental Cleanup or the installation, repair or replacement of the pollution control equipment will materially interfere with the conduct of the operations of the SRFI Group, Parents shall be responsible for the reasonable costs, expenses or losses associated with or attributable to any material business interruption losses, provided that
     Buyer shall do the work or activities in a manner that is least disruptive of the SRFI
     Group's ongoing operations.

     (d)  Exclusive Remedy.  This Section provides to
Buyer, the respective SRFI Group members, and anyone claiming under or through Buyer the exclusive remedy against Parents with respect to any matter covered by this Section 18, and such exclusive remedy shall lapse and be of no further force or effect on and after the fifth anniversary of the Closing Date.

     (e) Inspection of Books and Records. In the event of any claims made by Buyer for indemnification under this Section 18, Sellers shall be entitled to access, at times reasonably convenient to Buyer and the members of the SRFI Group, to such books, records and data related to such claim for indemnification hereunder, as Parents deem necessary to verify the basis or amount of such claim.

     19. Termination of Agreement. This Agreement may be terminated upon ten (10) business days prior written notice at any time prior to Closing without liability of any party to the other:

     (a)  by mutual consent of Parents and Buyer;

     (b) by Buyer, if notice of a material adverse development with respect to the financial condition, results of operations or prospects of the SRFI Group has been given, in accordance with Section 9(e) hereof;

     (c) by Buyer, if Closing has not occurred on or before September 30, 1995 as a result of the nonfulfillment of any of the conditions to Buyer's obligation to perform contained in Section 10 of this Agreement;

     (d) by Parents, if notice of a material adverse development with respect to the financial condition, results of operations or prospects of Buyer has been given, in accordance with Section 9(e) hereof;

     (e) by Parents, if Closing has not occurred on or before September 30, 1995 as a result of the nonfulfillment of any of the conditions to Sellers' obligation to perform contained in Section 11 of this Agreement; and

     (f) by any party, if Closing has not occurred by October 31, 1995.

Termination of this Agreement shall not affect in any way the continuing obligations of the parties hereto pursuant to Section 12 relating to brokers and Section
14 hereof relating to the treatment of confidential information.

     20.  Announcements.  Buyer and Parents shall
cooperate in the preparation of any announcements regarding the transactions contemplated by this Agreement. Except as required by law, no party shall issue any announcement regarding the transactions contemplated hereby without the prior consent of the other parties, which consents shall not be unreasonably withheld. The covenants set forth in this Section shall be enforceable in law or at equity by either party.

     21.  Records.  After the Closing Date, Buyer
shall retain the books, records or other data of each member of the SRFI Group existing at the Closing Date for a period of ten (10) years. During the retention period specified above, Parents shall be entitled to access, at times reasonably convenient to Buyer, to such books, records and data in connection with the preparation or handling of Sellers' and Parents' tax returns, financial reports, tax audits, W-2 forms, litigation matters or any other reasonable need of any Seller or Parent. If Buyer wishes to dispose of such material (whether during or following the 10-year period), it shall give Parents prior notice and the opportunity to remove such material at the expense of the Parent(s) requesting the same.

     22.  Assistance after Closing.  Buyer shall
furnish, at no cost to Parents and Sellers, such assistance to Parents and Sellers in the preparation of their respective fiscal 1994 and 1995 financial and tax reports as Parents and Sellers may reasonably request. All such assistance shall be on a confidential basis and Parents and Sellers agree to comply with the confidentiality and limitation on use provisions of Section 14 hereof with respect to such confidential information.

     Buyer shall also provide Parents with reasonable assistance, including, without limitation, furnishing of documents and making available to Parents potential witnesses within its control or that of any member of the SRFI Group and the assistance of their respective engineers or experts, in the defense of any claim, lawsuit or tax examination arising out of the operations of SRFI prior to the Closing Date for which Parents or Sellers retain liability under this Agree-ment. Parents shall reimburse Buyer or such member of the SRFI Group for its out of pocket expenses incurred in providing such assistance.

     23.  Tax Matters; Payment of Taxes.

     (a)  Tax Returns.  Parents and Sellers shall
prepare or cause to be prepared and shall timely file all Returns (including any amendments thereto) relating to any Taxes of the members of the SRFI Group with respect to any tax period ending on or before the Closing. Parents or Sellers shall pay or cause to be paid all Taxes of the members of the SRFI Group with respect to any period ending on or before the Closing as determined in accordance with Sections 23(b) and 23(c) hereof.

     (b)  Apportionment of Income.  Parents and
Sellers will include the income of the SRFI Group
(including any deferred income and any excess loss accounts pursuant to relevant rules and regulations of the Internal Revenue Service) on Parents' and Sellers' federal and state income tax Returns for all periods through the Closing Date and shall pay any federal and state income taxes attributable to such income. The
SRFI Group will furnish all tax information requested by Parents and Sellers to it for inclusion in Parents' and Sellers' income tax Returns for the period which includes the Closing Date in accordance with Parents' and Sellers' past custom and practice. The income of the SRFI Group will be apportioned to the period up to and including the Closing Date and the period after the Closing Date by closing the books of the SRFI
Group as of the end of the Closing Date.

     (c) Allocation of Taxes. For purposes of this Agreement, in the case of any Taxes that are imposed on a periodic basis and are payable for a period that begins before the Closing Date and ends after the Closing Date, Parents or Sellers shall reimburse Buyer for the portion of such Taxes payable for the period ending on the Closing Date to the extent such Taxes are not reflected on the Statement of Net Book Value as of the Closing Date. For this purpose, the portion of such Tax payable for the period ending on the Closing Date shall in the case of any Taxes other than Taxes based upon or related to income or sales or use taxes, be deemed to be the amount of such Taxes for the entire period multiplied by a fraction, the numerator of which is the number of days in the period ending on the Closing Date, and the denominator of which is the number of days in the entire period. The preceding sentence shall be applied with respect to Taxes relating to capital (including net worth or long-term debt) or intangibles by reference to the level of such items on the Closing Date to the extent such Taxes are not reflected on the Statement of Net
Book Value as of the Closing Date.

     (d) Indemnity. Notwithstanding anything to the contrary in this Agreement whether expressed or implied, Parents shall indemnify and hold harmless
Buyer, and each member of the SRFI Group, against:

     (1)  all Taxes imposed on any member of
          the SRFI Group with respect to any
          period ending on or before the
          Closing;

     (2)  all Taxes imposed on Buyer or on any
          member of the SRFI Group with
          respect to any period which begins
          before the Closing Date and ends
          after the Closing Date to the extent
          allocated to the portion of such
          period ending on the Closing Date,
          determined in accordance with
          Section 23 hereof;

     (3)  all Taxes imposed on Buyer or on any
          member of the SRFI Group with respect to income earned by any member of the SRFI
          Group for the period beginning January 1, 1995 and ending on the Closing Date, determined in accordance with Section
          23(b) hereof;

     (4)  all Taxes imposed on any member of
          the SRFI Group as a result of the
          Section 338(h)(10) Elections
          contemplated by Section 24 hereof;

     (5)  all Taxes imposed on any member of
          an affiliated, consolidated,
          combined or unitary group which
          includes or has included any member
          of the SRFI Group with respect to
          any taxable period that ends on or
          prior to the Closing;

     (6)  all liability resulting from or
          attributable to a breach of the
          representations, warranties and
          covenants contained in Section 7(t)
          and this Section 23; and

     (7) any claim under Treas. Reg. section 1.1502-6 by the Internal Revenue Service against any member of the SRFI Group which was a member of Parents' respective consolidated groups prior to the Closing Date with respect to any federal income tax liability of Parents and Sellers for any period ending on or prior to December 31, 1995.

     (e)  Post-Closing Elections.  Parents and
Sellers will (or will cause members of the SRFI Group, as the case may be to) make or join, as necessary, with Buyer in making any election relating to income taxes, including, but not limited to, elections under
Section 732(d) and Section 754 of the Code, for the year in which the Closing Date occurs. Prior to Closing, Buyer shall retain an appraiser to appraise the assets of the SRFI Group. Sellers and the members of the SRFI Group and their respective employees shall cooperate fully with Buyer and its appraiser in connection with the appraisal. The cost of the appraisal shall be borne by Buyer.

     (f) Control of Contest. Parents shall have the right, at their own expense, to control any audit or determination by any taxing authority, initiate any claim for refund or amended Return and contest, resolve and defend against any assessment, notice of deficiency or other adjustment or proposed adjustment of Taxes for any taxable period for which any Seller or Parent (or any of their affiliates) is charged with responsibility for filing a Return under this Agreement. Each party will allow the other and its counsel (at its or their own expense) to be represented during any audits of income tax Returns to the extent that disputed items therein relate to the SRFI Group. Buyer shall, or shall cause its affiliates to, undertake or authorize actions in their capacity as tax matters partner of the SRFI Group as requested by Parents with respect to this Section
23(f).

     (g)  General.  Each of Buyer, Parents and
Sellers shall provide the other, and Buyer shall following the Closing cause each member of the SRFI
Group to provide to Parents and Sellers, with the right, at reasonable times and upon reasonable notice, to have access to personnel, and to copy and use, any records or information that may be relevant in connection with the preparation of any Returns, any audit or other examination by any taxing authority or any litigation relating to liability for Taxes.
Information required in the filing of any Return shall be provided to the other party not less than thirty
(30) days before such Return is due. Parents and Sellers will allow Buyer an opportunity to review and comment upon any Returns under Subsection 23(a)
(including any amended returns) to the extent that they relate to any member of the SRFI Group. Parents and Sellers will take no position on such Returns that relate to any member of the SRFI Group that would adversely affect any member of the SRFI Group after the Closing. Parents, Sellers and Buyer shall retain all records relating to Taxes for as long as the statute of limitations with respect thereto shall remain open.

     (h) Sales and Transfer Taxes. All sales and transfer Taxes (including all stock transfer taxes, if any) incurred in connection with the transactions contemplated hereby will be borne by the statutorily responsible party. If required by applicable law, Buyer or Parents or Sellers, as the case may be, will join in the preparation and execution of any Returns or other documentation related to the payment of any sales or transfer Taxes.

     (i) Tax Effective Time. For purposes of Taxes, the Closing shall be deemed to have occurred, and shall be effective, as of the close of business on the Closing.

     (j)  Survival.  All of the representations,
warranties, covenants and indemnities contained in this Agreement which relate to Taxes shall survive the Closing (even if the Indemnified Party knew or had reason to know of any misrepresentation or breach of warranty or covenant at the time of the Closing) and continue in full force and effect until the expiration of the applicable statute of limitations (including any extensions thereof).

     (k) Tax Agreements. Minnesota Power and Buyer agree that, upon Closing, the Tax Agreement dated
October 5, 1993 and the State Tax Agreement dated
October 5, 1993, both between Minnesota Power and its subsidiaries, including SRFC, shall terminate as to SRFC, and, that notwithstanding Section 7 of each such agreement, following termination of each agreement, SRFC and Buyer shall not be bound by the terms of the agreements and not be entitled to receive or obligated to make payments under the agreements attributable to any period during which SRFC was a party to each agreement.

     24.  Section 338(h)(10) Election.  Minnesota
Power and Synertec agree to jointly file with Buyer the election (the "Election") provided for by Section
338(h)(10) of the Code and the corresponding election under applicable state or local tax law with respect to the sale and purchase of the Stock. In connection with the Election:

     (a)  Buyer and Minnesota Power and Synertec
shall each provide to the other all necessary information, including information as to tax basis, to permit the Election to be made and its consequences to be accurately reflected for all relevant accounting and tax reporting purposes, and to take all other actions necessary to enable Buyer and Minnesota Power and Synertec to make the Election.

     (b)  Buyer shall retain at Buyer's cost an
appraiser to prepare a report (a "Report") appraising the value of the assets of SRFC to determine the proper allocations (the "Allocations") of the "adjusted grossed-up basis" (within the meaning of Treasury Regulation section 1.338(b)-1) and the modified adjusted deemed selling price ("MADSP") (within the meaning of Treasury Regulation section 1.338(h)(10)-1) among the assets of SRFC in accordance with Section
338(b)(5) and (h)(10) of the Code and Treasury
Regulations thereunder.

     The Report shall be finalized no later than 120
days after the Closing Date. At least thirty (30) days before such Report is finalized, Buyer shall provide Parents a copy of the appraiser's preliminary report or indication of the Allocations. After receipt of such preliminary report or indication, Minnesota Power shall give to Buyer in writing any objections or questions which Minnesota Power may have to such preliminary report or indication, and the parties shall thereafter use their best efforts to resolve such objections or questions so that the Report is finalized no later than 120 days after the Closing Date and the Election is timely made.

     (c)  Buyer and Minnesota Power and Synertec
shall jointly prepare a Form 8023-A, together with all required attachments, and the corresponding forms required or appropriate under state tax laws
(collectively, an "Election Form") in a manner consistent with the Allocation.

     (d)  As promptly as practicable after the
Closing Date, Buyer and Minnesota Power and Synertec shall take all action and file all documents to effect and preserve a timely Election.

     (e) Minnesota Power and Synertec shall allocate the MADSP, if any, resulting from the Election in a manner consistent with the Allocations and shall not take any position inconsistent with the Election or the Allocations in connection with any Return;
provided, however, that Minnesota Power and Synertec may take into account their transaction costs when calculating such MADSP.

     (f) Buyer shall allocate the "adjusted grossed-up basis" of the capital stock of SRFC among the assets of SRFC in a manner consistent with the Allocations and shall not take any position inconsistent with the Election or the Allocations in any Return or otherwise; provided, however, that Buyer may add its transaction costs to the "adjusted grossed-up basis" of the capital stock of SRFC for purposes of allocating among the assets of SRFC.

     (g)  Synertec and Buyer acknowledge that for
federal income tax purposes (and for state income tax purposes in those states whose income tax provisions follow the federal income tax treatment), the sale of the capital stock of SRFC from Synertec to Buyer will be treated as a sale of assets by SRFC to Buyer followed by a complete liquidation of SRFC with and into Synertec, and the parties agree to report the transaction in a manner consistent with this treatment and to take no positions inconsistent with this treatment. The parties also agree that neither Buyer nor SRFC shall be liable for any Taxes resulting from the sale of the capital stock of SRFC or the Election.

     25.  Limitations on Liability.

     (a) Any amount of indemnity payable by Parents under Sections 12, 14, 15, 18, 19 or 23 of, or relating to the transactions contemplated by, this Agreement, or arising in connection with the operations, properties or financial condition of members of the SRFI Group shall be paid by Parents severally, and not jointly or jointly and severally, in accordance with the following principles:

          (i)  if the claim arises out of any
     misrepresentation or breach of warranty made with respect to either Parent or its respective
     Affiliates, the claim shall be the sole
     responsibility of such Parent;

          (ii)  if the claim arises out of any
     misrepresentation or breach of warranty made with respect to LSPI Fiber, SRFI or SRFC, the claim shall be the responsibility of both
     Parents, who shall each pay an amount of indemnity with respect thereto in proportion to their respective equity interests therein;

          (iii)  if the claim arises out of the
     breach of any covenant or agreement by either
     Parent or its respective Affiliates, the claim shall be the sole responsibility of such Parent;

          (iv)  if the claim arises out of the
     breach of any covenant or agreement by LSPI
     Fiber, SRFI or SRFC, the claim shall be the responsibility of both Parents, who shall each pay an amount of indemnity with respect thereto in proportion to their respective equity interests therein;

          (v)  if the claim arises out of assertion
     by any third party of any claim (including tax claims), liability or obligation against or with respect to any member of the SRFI Group which is assumed, or indemnified against, by either
     Parent, with respect to its respective
     Affiliates, the claim shall be the sole
     responsibility of such Parent;

          (vi)  if the claim arises out of assertion
     by any third party of any claim (including tax claims), liability or obligation against or with respect to any member of the SRFI Group which is assumed, or indemnified against, by both
     Parents, with respect to LSPI Fiber, SRFI or SRFC, the claim shall be the responsibility of both Parents, who shall each pay an amount of indemnity with respect thereto in proportion to their respective equity interests therein; and

          (vii)  if the claim arises from the
     termination of this Agreement, compensation for which is provided in Section 19 hereof, the Parent(s) in breach shall be solely responsible for such claim.

To the extent that any amount of indemnity is payable by Buyer to Parent(s), the foregoing principles shall apply to the determination of the Parent to whom such indemnity is payable, mutatis mutandis.

     (b) No party is responsible for, and no party may recover from any other party, any amount of consequential (e. g., lost profits or the like) or punitive damages. Notwithstanding the foregoing exclusion, to the extent any party hereto sustains any loss or incurs any expense compensable under this Agreement that contains or includes any measure of consequential or punitive damages awarded to a third party, then such indirect consequential and punitive damages may be recovered.

     (c) Parents and Buyer specifically agree that the total amount of indemnification payable by Parents pursuant to Sections 15, 18 and 23 together shall not exceed the amount of the purchase price paid to each Parent in cash hereunder.

     26. Amendment and Waiver. This Agreement may not be amended or modified at any time or in any respect other than by an instrument in writing executed by Buyer and Parents.

     27.  Notices.  Any notice or communication
provided for in this Agreement shall be in writing and shall be deemed given when delivered personally, against receipt, or when deposited in the United
States mail, registered or certified mail, return receipt requested to the following address:

          (a)  If to Pentair:

               Pentair, Inc.
               1500 County Road B2 West
               St. Paul, Minnesota  55113-3105
               Attention:  Ronald V. Kelly
               Facsimile:  (612) 639-5209

          with a copy to:

               Henson & Efron, P.A.
               1200 Title Insurance Building
               400 Second Avenue South
               Minneapolis, Minnesota  55401
               Attention:  Louis L. Ainsworth
               Facsimile:  (612) 339-6364

          (b)  If to Minnesota Power:

               Minnesota Power & Light Company
               30 West Superior Street
               Duluth , Minnesota 55802
               Attention:  David G. Gartzke
               Facsimile:  (218) 723-3960

          with a copy to:

               Minnesota Power & Light Company
               30 West Superior Street
               Duluth , Minnesota 55802
               Attention:  Steven W. Tyacke
               Facsimile:  (218) 723-3955

          (c)  If to Buyer:

               Consolidated Papers, Inc.
               231 First Avenue North
               P. O. Box 8050
               Wisconsin Rapids, WI 54495-8050
               Attention:  Carl H. Wartman
               Facsimile:  (715) 422-3203

          with a copy to:

               McDermott, Will & Emery
               227 West Monroe Street
               Chicago, Illinois 60606-5096
               Attention:  Robert A. Schreck, Jr.
               Facsimile:  (312) 984-3669

Any party may change the above address for notice by written notice to the other parties in accordance with the provisions of this Section.

     28. Parties in Interest. All of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by Parents, Sellers and Buyer, their respective successors and permitted assigns. No party may assign this Agreement without the express written consent of the other parties, except that Buyer may assign this Agreement to an affiliate of Buyer provided that no such assignment shall relieve Buyer of its obligations hereunder or otherwise prejudice Parents or Sellers.
This Agreement shall not confer any rights or remedies upon any person other than Buyer, Parents and Sellers and their respective successors and permitted assigns.

     29. Further Assurances. Each party shall from time to time execute and deliver such further documents and do such further acts as the other parties may reasonably require for carrying out the purposes and intent of this Agreement.

     30.  No Waivers.  No failure of any party to
this Agreement to pursue any remedy resulting from a breach of this Agreement shall be construed as a waiver of that breach or as a waiver of any subsequent or other breach.

     31.  Governing Law.  This Agreement shall be
construed in accordance with and governed by the substantive laws of the state of Minnesota without giving effect to the choice of law provisions thereof.
This Agreement shall be subject to the exclusive jurisdiction of the courts of, and United States federal courts sitting in, the state of Minnesota, and all parties hereby irrevocably submit to the jurisdiction of such courts with respect to any claim arising out of this Agreement.

     32. Severability. Should any provision of this Agreement be or become invalid in whole or in part or be incapable of performance for whatever reason, then the validity of the remaining provisions of this Agreement shall not be affected thereby. In such event, the parties hereby undertake to substitute for any such invalid provision or for any provision incapable of performance, a provision which corresponds to the spirit and purpose of such invalid or unperformable provision as far as permitted under applicable law, so as to realize to the fullest extent possible the economic purpose and effect of this Agreement.

     33. Miscellaneous. This Agreement constitutes the entire agreement between the parties and supersedes all prior representations, understandings or agreements between them, written or oral, respecting the within subject matter. Headings are for convenience only and are not intended to alter any of the provisions of this Agreement. Words importing the singular number include the plural and vice versa.
This Agreement may be signed in multiple copies, each of which shall be considered an original, but all of which shall together constitute one and the same instrument.

     IN WITNESS WHEREOF, each party has caused this Agreement to be executed by its authorized officer as of the date first above written.


    PENTAIR, INC.


    By:
    Its:


    MINNESOTA POWER
    & LIGHT COMPANY


    By:
    Its:


    SYNERTEC, INC.


    By:
    Its:


    LSPI FIBER CO.


    By Pentair
Duluth Pulp Corp.,
    its general
partner


    By
    its


    By Minnesota
Pulp Incorporated II,
    its general
partner


    By:
    Its:


    CONSOLIDATED
PAPERS, INC.


    By:
    Its: